Exhibit 10.13

MANUFACTURING SERVICES AGREEMENT
between
KIN YAT INDUSTRIAL COMPANY LIMITED
and
IROBOT CORPORATION

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Exchange Act - [***] denotes omissions.

MANUFACTURING SERVICES AGREEMENT

This Non-Exclusive Manufacturing Agreement (this “Agreement”) is entered into by and between Kin Yat Industrial Company Limited, (“Kin Yat”), having offices at 7/F., Galaxy Factory Building, 25-27 Luk Hop Street, San Po Kong, Kowloon, Hong Kong, and iRobot Corporation, a Delaware corporation (“iRobot”), having its principal place of business at 8 Crosby Drive, Bedford, MA 01730. Kin Yat and iRobot are referred to herein as “Party” or “Parties”.

RECITALS

A.    Kin Yat is in the business of providing sophisticated manufacturing services that are unique in kind and quality, including designing, developing, manufacturing, testing, configuring, assembling, packaging and shipping highly specialized electronic assemblies and systems.

B.    iRobot is in the business of designing, developing, distributing, marketing and selling products containing highly specialized electronic assemblies and systems.

C.    Whereas, the Parties desire that Kin Yat manufactures, tests, configures, assembles, packages and/or ships certain electronic assemblies and systems pursuant to the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

TERMS

1	Definitions. In addition to terms defined elsewhere in this Agreement, the capitalized terms set forth below shall have the following meaning:

1.1    “Additional Services” means services such as, design for manufacturability, manufacturing design test support, computer assisted design for manufacturability, test development services, volume production and advanced packaging technologies all as specified and approved by iRobot and agreed to by Kin Yat.

1.2    “Affiliate” means with respect to a Person, any other Person which directly or indirectly controls, or is controlled by, or is under common control with, the specified Person. For purposes of the preceding sentence, “control” of a Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, or direct or indirect ownership (beneficially or of record) of, or direct or indirect power to vote, 50% or more of the outstanding shares of any class of capital stock of such Person (or in the case of a Person that is not a corporation, 50% or more of any class of equity interest).

1.3    “Assigned Components” means the components or materials specifically identified in Schedule 1 as “assigned” and for which iRobot has identified the applicable supplier from whom Kin Yat is authorized to source such component or material for incorporation into the Product.

1.4    “AVL” means the confidential list of Suppliers Designated by iRobot from which Kin Yat is authorized to purchase the applicable Assigned Components and Generic Components, if any for use in the manufacture of Products.

1.5    “Class Failure” “Class Failure” means a defect caused by (i) Kin Yat’s failure to manufacture the Product to conform to the Specifications or other requirements in this Agreement, or (ii) the failure of Kin Yat to comply with any applicable law, rule, regulation, court order or decree that is applicable to Kin Yat’s performance of its obligations set forth in this Agreement, or (iii) the gross negligence or willful misconduct of Kin Yat’s personnel performing Manufacturing Services for iRobot under this Agreement; wherein, such defect occurs in more than [***], attributable to the same root cause, of the total number of a particular Product (as identified by the applicable Product serial numbers) supplied under this Agreement over a rolling [***] period within the Warranty Period.

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Exchange Act - [***] denotes omissions.

1.6    Kin Yat shall be defined to include any Kin Yat Subsidiary. (if applicable).

1.7    “Commercially Reasonable Efforts” means those efforts that would be deemed both commercially practicable and reasonably financially prudent after having taken into account all relevant commercial considerations. “Relevant commercial considerations” shall be deemed to include, without limitation, (1) all pertinent facts and circumstances; (2) financial costs; (3) resource availability and impact; (4) probability of success; and (5) other commercial practicalities.

1.8    “Components” means those Assigned Components, Generic Components, and Consigned Components.

1.9    “Consigned Components” means those components or materials specifically identified in Schedule 1 as “consigned” and provided by or on behalf of iRobot to Kin Yat for assembly into Products.

1.10    “Defect” means Product that does not conform to Specifications within the warranty Period, resulting from, but not limited to, non-conforming Components, materials, processes, packaging, and transportation.

1.11    “EDI” shall mean electronic data interchange.

1.12    “Effective Date” shall mean the date upon which the terms and conditions of this Agreement shall become effective by and between the Parties. The Parties have agreed that the Effective Date of this Agreement shall be September 23, 2013.

1.13    “Encumbrance” means any encumbrance, lien, charge, hypothecation, pledge, mortgage, title retention agreement, security interest of any nature, adverse claim, exception, right of set-off, any matter capable of registration against title, option, right of pre-emption, privilege or any contract to create any of the foregoing.

1.14    “Fee and Price Schedule” shall mean the prices and fees set forth in Schedule 2 for the applicable Product identified therein, and any future Fee and Price Schedule for new Product as added in writing from time to time upon mutual agreement of the Parties.

1.15    “FCA” means that Kin Yat must at its own expense and risk deliver the Product cleared for export into the custody of the designated carrier at the applicable Port of Origin.

1.16    “Generic Components” means the components or materials identified in Schedule 1 for incorporation into the Product and for which iRobot has not identified any specific supplier or source from whom Kin Yat is authorized to source such component or material.

1.17    “including” shall be defined to have the meaning “including, without limitation.”

1.18    “in writing” shall mean written documents, EDI with phone confirmation, verified faxes and successfully transmitted e-mails.

1.19    “Intellectual Property” means any and all intellectual property and tangible embodiments thereof, including without limitation inventions, discoveries, designs, specifications, developments, methods, modifications, improvements, processes, know-how, show-how, techniques, algorithms, databases, computer software and code (including software and firmware listings, assemblers, applets, compilers, source code, object code, net lists, design tools, user interfaces, application programming interfaces, protocols, formats, documentation, annotations, comments, data, data structures, databases, data collections, system build software and instructions), mask works, formulae, techniques, supplier and customer lists, trade secrets, graphics or images, text, audio or visual works, materials that

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Exchange Act - [***] denotes omissions.

document design or design processes, or that document research or testing, schematics, diagrams, product specifications and other works of authorship.

1.20    “Intellectual Property – KIN YAT” shall mean both Intellectual Property – Created by Kin Yat and Intellectual Property - Existing by Kin Yat, collectively.

1.21    “Intellectual Property – Created by Kin Yat” means any improvements to the Technical Manufacturing Information – KIN YAT that are newly created or developed, and reduced to practice by Kin Yat in (i) preparing any Product provided pursuant to this Agreement, or (ii) performing the Manufacturing Services or any other work provided pursuant to this Agreement; but shall not include any Intellectual Property - Existing by Kin Yat.

1.22    “Intellectual Property – Existing by “Kin Yat” means any Intellectual Property, including the Technical Manufacturing Information – KIN YAT, created or developed by Kin Yat outside the scope of this Agreement during the Term or owned or controlled by Kin Yat prior to the execution of this Agreement; and all improvements, modifications or enhancements to the foregoing made by or on behalf of Kin Yat.

1.23    “Intellectual Property Rights” means, collectively, all rights in, to and under patents, trade secret rights, copyrights, trademarks, service marks, trade dress and similar rights of any type under the laws of any governmental authority, including without limitation, all applications and registrations relating to the foregoing.

1.24    “iRobot Intellectual Property” means all Intellectual Property, tangible embodiments thereof and all other materials provided or made available to Kin Yat by iRobot, including, without limitation the Specifications.

1.25    “iRobot Property” means all property, including all Product and Consigned Components, other Components paid for my iRobot, inventories, work in process (WIP), Loaned Equipment, Specifications, test equipment, software and documentation, and support maintenance or design documentation, furnished to Kin Yat by iRobot or otherwise paid for by iRobot in connection with this Agreement for Kin Yat’s use in performing its obligations hereunder.

1.26    “iRobot Quarter End” means iRobot’s fiscal calendar which follows the 4-4-5 week format identified in Schedule 6, which Schedule shall be updated by iRobot on an annual basis on or before December 1st.

1.27    “Lead-time” means the mutually agreed upon minimum amount of time in advance of shipment that Kin Yat must receive a Purchase Order in order to deliver Product by the requested delivery date.

1.28    “Loaned Equipment” means capital equipment (including tools) which is loaned to Kin Yat by or on behalf of iRobot to be used by Kin Yat to perform the Manufacturing Services and includes all equipment, tools and fixtures purchased specifically for iRobot, by Kin Yat, to perform the Manufacturing Services and that are paid for in full by iRobot.

1.29    “Manufacturing Services” means the services performed by Kin Yat hereunder which shall include but not be limited to manufacturing, testing, configuring, assembling, packaging and/or shipping of the Product, and all Reasonable and Customary Support Services, and any Additional Services, all in accordance with the Specifications.

1.30    “Marks” means trademarks, service marks, trademark and service mark applications, trade dress, trade names, logos, insignia, symbols, designs or other marks identifying a Party or its products.

1.31    “Materials Declaration Requirements” means any requirements, obligations, standards, duties or responsibilities pursuant to any environmental, product composition and/or materials declaration laws, directives, or regulations, including international laws and treaties regarding such subject matter; and any regulations, interpretive guidance or enforcement policies related to any of the foregoing, including, but not limited to, the following examples: Directive 2002/95/EC of the European Parliament and of the Council of 27 January 2003 on the restriction of the use

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Exchange Act - [***] denotes omissions.

of certain hazardous substances in electrical and electronic equipment (“RoHS”), Directive 2002/96/EC of the European Parliament and of the Council of 27 January 2003 on waste electrical and electronic equipment (“WEEE”), and European Union Member State implementations of the foregoing; the People’s Republic of China (PRC) Measures for the Administration of the Control of Pollution by Electronic Information Products (China RoHS) (电子信息产品污染控制管理办法) promulgated on February 28, 2006 (including any pre-market certification (“CCC mark”) requirements thereunder and including relevant standards adopted by the PRC Ministry of Information Industry or other applicable PRC authority); PRC General Administration of Quality Supervision, Inspection and Quarantine’s Circular 441 (2006); Japanese Industrial Standard C0950:2005(J-Moss Japan RoSH); the California Electronic Waste Recycling Act of 2003; Act on the Recycling of Electrical and Electronics Equipment and Automobiles (1.1.2008) (Korea RoHS), Waste Act (2004) and secondary legislation (based on EU directives ) (Croatia), Regulation (EC) No 1907/2006, Regulation concerning the Registration, Evaluation, Authorization and Restriction of Chemicals (REACH), establishing a European Chemicals Agency amending Directive 1999/45/EC and repealing Council Regulation (EEC) No 793/93 and Commission Regulation (EC) No 1488/94 as well as Council Directive 76/769/EEC and Commission Directives 91/155/EEC, 93/67/EEC, 93/105/EC and 2000/21/ECand/or other similar legislation. The Materials Declaration Requirements shall include compliance with Brazil RoHS, Mexico RoHS and Argentina RoHS as each of these countries promulgates their own legislation.

1.32    Conflict Minerals.
Kin Yat represents and warrants that it is in full compliance with conflict minerals laws, including, without limitation, Section 1502 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 as it may be amended from time to time and any regulations, rules, decisions or orders relating thereto adopted by the Securities and Exchange Commission or successor governmental agency responsible for adopting regulations relating thereto (collectively, “Dodd-Frank Section 1502”).  Kin Yat must cooperate with iRobot to make available to iRobot and/or its agents, material declarations that identify the sources of and amount of all substances contained in the Products. Unless iRobot specifically agrees in writing that a particular Product may contain a particular material, Kin Yat will also provide a statement that the Products do not contain various materials at issue in applicable laws and regulations. Kin Yat must declare each Product’s compliance to all applicable hazardous material legislation and identify any substances that are banned or must be declared under applicable laws. In addition, Kin Yat will use Commercially Reasonable Efforts to make available documentation that supports the declaration. Without limiting the generality of the foregoing, Kin Yat agrees to disclose to iRobot, upon iRobot’s request, to the extent known or discoverable by Kin Yat following reasonable inquiry, the original source of all minerals contained in the Product. If Kin Yat does not know the original source of the minerals, Kin Yat agrees to cooperate with iRobot, including disclosing from whom Kin Yat purchased the minerals and urging others to disclose such information, so that the original source of minerals can be accurately determined and reported. Kin Yat shall comply with all laws regarding the sourcing of minerals, including, without limitation, laws prohibiting the sourcing of minerals from mines controlled by combatants and Dodd-Frank Section 1502.  Without any further consideration, Kin Yat shall provide such further cooperation as iRobot may reasonably require in order to meet any obligations it may have under conflict minerals laws, including, without limitation, under Dodd-Frank Section 1502.

1.33    “Minimum Volume” means the minimum volume, if any, set forth on Schedule 1 for a particular Product.

1.34    “Newly Created Intellectual Property” means, other than the Kin Yat Intellectual Property, any and all Intellectual Property, tangible embodiments thereof and all other materials created, developed, reduced to practice, or otherwise resulting from any work, Manufacturing Services or other services performed by either or both Parties, including, but not limited to, by any of its or their employees, agents or contractors, under this Agreement.

1.35    “Non-Conforming Product” means any Product that does not conform to the Specifications.

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Exchange Act - [***] denotes omissions.

1.36    “Non-Disclosure Agreement” means that certain Mutual Non-Disclosure Agreement between the Parties dated August 29, 2006, attached hereto as Schedule 4.

1.37    “NRE Costs” shall consist of expenses, excluding the Waived NRE Costs, incurred by Kin Yat under this Agreement, including design engineering services, testing, fixturing and tooling and other out-of-pocket costs, in each case for work performed by Kin Yat for iRobot pursuant to iRobot’s prior written consent. For the avoidance of doubt, NRE Costs shall not include any costs or expenses incurred by Kin Yat for any Reasonable and Customary Support Services.

1.38    “Port of Origin” means [***] or another port designated by iRobot in writing.

1.39    “Packaging and Shipping Specifications” means the packaging and shipping specifications set forth in Schedule 1 and otherwise supplied and/or approved by iRobot.

1.40    “Person” means any corporation, business entity, natural person, firm, joint venture, limited or general partnership, limited liability entity, limited liability partnership, trust, unincorporated organization, association, government, or any department or agency of any government.

1.41    “Product Specifications” means the technical specifications and requirements provided by iRobot to Kin Yat for the manufacture and supply of Products or the provision of Manufacturing Services, including all manufacturing information, technical data and manuals, design information, drawings, documentation, packaging requirements, testing requirements, Specifications, or any other criteria written and provided to Kin Yat by iRobot, including the Quality and Test Procedures, the Packaging and Shipping Specifications, and the Materials Declaration Requirements.

1.42    “Products” means the products manufactured and assembled by Kin Yat on behalf of iRobot under this Agreement as identified in Schedule 1 (or any subsequent Schedule 1 prepared for any product to be manufactured hereunder) including any updates, renewals, modifications or amendments thereto.

1.43    “Production Start Date” means the first day immediately following the business week during which Kin Yat manufactures and delivers against the product quantities listed in Schedule 1

1.44    “Proprietary Information and Technology” means “Proprietary Information” as defined in the Non-Disclosure Agreement, as amended in Section 16 below.

1.45    “Reasonable and Customary Support Services” mean all services and activities related to reporting for iRobot and its customers, root cause analysis, testing, trials, inventory audits and reconciliation, development and delivery of samples, participation and support of any new Product introduction.

1.46    “Product” means any and all configurations of the “Product” SKUs manufactured and assembled by Kin Yat on behalf of iRobot under this Agreement as identified in the initial Schedule 1 to this Agreement.

1.47    “Specifications” means the technical specifications for manufacturing Products under this Agreement as set forth in Schedule 1, any bill of materials, designs, schematics, assembly drawings, process documentation, test specifications, current revision number, and Approved Vendor List, and other requirements otherwise supplied and/or approved by iRobot. Specifications may be amended from time to time by amendments in the form of written engineering change orders agreed to by the Parties.

1.48    “SOW” means the statement of work for each Product set forth in any Schedule 1 as amended in writing from time to time upon mutual agreement of the Parties.

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Exchange Act - [***] denotes omissions.

1.49    “Subsidiary(ies)” means any corporation, partnership, joint venture, limited liability entity, trust, association or other business entity of which a Party or one or more of its Subsidiaries, owns or controls more than 50% of the voting power for the election of directors, managers, partners, trustees or similar parties.

1.50    “Suppliers Designated by iRobot” means suppliers designated, specified and/or approved by iRobot.

1.51    “Technical Manufacturing Information – KIN YAT” means the manufacturing information, process and technology used by Kin Yat or third parties under its control to design, develop, test or manufacture the Products including, but not limited to: (i) specifications, software, test software, schematics, drawings, designs, mask works, topography or other materials pertinent to the most current revision level of manufacturing of the Products; (ii) copies of all inspection, manufacturing, test and quality control procedures and any other work processes; (iii) jig, fixture and tooling designs; (iv) Kin Yat general knowledge and information relating to the Products; and (v) support documentation.

1.52    “Term” means the Initial Term and each Renewal Term, collectively.

1.53    “Quality and Test Procedures” means the testing specifications, quality requirements, standards, procedures and parameters supplied and/or approved by iRobot, including without limitation, the specifications and quality requirements plans for the Product and certain Components attached hereto as Schedule 3.

1.54    “Waived NRE Costs” means, collectively, [***].

2List of Schedules. This Agreement includes the following Schedules for each Product to be manufactured hereunder, which are hereby incorporated herein and made a part of this Agreement:

Schedule 1 – Statement of Work and Specifications
Schedule 2 – Fee and Price Schedule (Final Kin Yat Quote)
Schedule 3 – Quality and Test Procedures
Schedule 4 – Non-Disclosure Agreement
Schedule 5 – Trademark Usage Guidelines
Schedule 6 – iRobot Quarter End

3Manufacturing Services. Kin Yat will manufacture the Product in accordance with the Specifications and any applicable Purchase Order. When requested by iRobot, and subject to appropriate fee and cost adjustments, Kin Yat will provide Additional Services for existing or future Product manufactured by Kin Yat for iRobot. iRobot shall be solely responsible for the sufficiency and adequacy of the Specifications.

3.1    Quality and Test Procedures. All Products manufactured and supplied by Kin Yat shall, at minimum, adhere to this Agreement and the Specifications attached hereto. Kin Yat shall continuously perform the applicable quality tests and procedures and monitor such compliance at all times, including during the preparation for production as well as during production. In addition to the minimum required tests specified, Kin Yat shall employ its own internal quality system and apply the necessary tools, processes and procedures to ensure that the contracted Product covered by this Agreement complies with the Specifications. This may include, but not be limited to, process control for parts and assemblies, incoming inspection of fabricated or sourced parts, final inspections, subassembly inspections and testing, etc. iRobot shall be solely responsible for the sufficiency and adequacy of the Specifications. Kin Yat is responsible for designing and/or purchasing and maintaining all necessary test and fixture equipment to conduct such testing and procedures. Kin Yat is responsible for worker’s training, worker’s instructions, preventive and/or on-conditional (as needed) maintenance plans, and calibration plans.

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Exchange Act - [***] denotes omissions.

3.2    Packaging and Shipping. Kin Yat will package and ship the Product in accordance with the Packaging and Shipping Specifications. iRobot shall be solely responsible for the sufficiency and adequacy of the Packaging and Shipping Specifications. In the event Kin Yat fails to comply with the Packaging and Shipping Specifications, Kin Yat will reimburse iRobot for the cost of rework to the extent that such error can be rectified with rework.

3.3    Items to be Supplied by iRobot. iRobot shall supply to Kin Yat, according to the terms and conditions specified herein, iRobot Proprietary Information and Technology and, if applicable, the Loaned Equipment if any, and Consigned Components pursuant to Section 12.1. iRobot will also provide to Kin Yat all Specifications, Quality and Test Procedures, Packaging and Shipping Specifications, Product design drawings, approved vendor listings where applicable, material component descriptions (including approved substitutions), manufacturing process requirements, and any other specifications necessary for Kin Yat to perform the Manufacturing Services. iRobot shall be solely responsible for delay in delivery, defects and enforcement of warranties related to the Consigned Components.

3.4    Items to be Supplied by Kin Yat. Kin Yat will employ the Kin Yat Manufacturing Process, the Reasonable and Customary Support Services, any required manufacturing technology, manufacturing capacity, labor, manufacturing and quality related fixtures, design services in support of manufacturing process (to include fixture design), transportation logistics (as required by FCA Port of Origin), systems and facilities necessary for Kin Yat to perform the Manufacturing Services. It is expected that engineering support (at Kin Yat’s expense) of product, packaging and process improvements will continue for the life of the Product, even after all requirements are met. Tooling that is designed and fabricated specific to manufacture, assembly, inspection or testing of iRobot Product is the sole property of iRobot, including related design documentation

3.5     Facilities Access. iRobot shall have the right, during normal business hours by appointment and at its expense to inspect, review, monitor and oversee the Manufacturing Services, provided that such inspection shall not disrupt Kin Yat’s normal business operations. iRobot shall cause each of its employees, agents and representatives who have access to Kin Yat’s facilities, to maintain, preserve and protect all Proprietary Information and Technology of Kin Yat and the confidential or proprietary information and technology of Kin Yat’s other customers in accordance with the Non-Disclosure Agreement. iRobot shall further have the right to bring iRobot’s customers to Kin Yat’s facility, by appointment and under the same obligations to Kin Yat surrounding protection of Kin Yat’s Proprietary Information and Technology and Kin Yat’s customers’ confidential or proprietary information and technology. iRobot’s employees have the right to obtain relevant artifacts (such as reports, process tracking charts etc.) and take photographs and videos of iRobot related Products, Components, manufacturing processes, tests, fixtures, tools or items at any time during the inspection with the consent of Kin Yat whose consent shall not be unreasonably withheld.

3.6    Materials Procurement.

3.6.1    Kin Yat will use Commercially Reasonable Efforts to procure Assigned Components and Generic Components from the applicable designated supplier per iRobot’s AVL, where applicable, and otherwise from suppliers chosen by Kin Yat and approved by iRobot, in amounts necessary to fulfill Purchase Orders against the Forecasts. Kin Yat will be responsible for the quality inspection of all Components (except for the Consigned Components) and all other parts and adherence to the Product Specifications in the assembly and manufacturing process. iRobot will be responsible for the part functionality set forth in the iRobot Specifications. Kin Yat is responsible for managing, and the performance of, the suppliers of the Assigned Components and Generic Components, including but not limited to purchasing, component inventory control, customs paperwork and Value Added Tax (VAT), and is ultimately responsible for verifying that all Components conform to the Product Specifications. iRobot will be responsible for managing the pipeline of iRobot controlled Consigned Components. Kin Yat will be responsible for managing the pipeline of all Assigned Components, Generic Components, and any Consigned Components controlled by Kin Yat. Kin Yat shall use Commercially Reasonable Efforts to obtain terms and conditions that from all suppliers that allow return privileges for Generic Components (subject to agreed upon reasonable minimum order quantities). iRobot may authorize Kin Yat to procure Generic Components and Assigned Components necessary, without a Purchase

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Exchange Act - [***] denotes omissions.

Order, by issuing a written authorization to purchase such Components (“Material Authorization”), to meet specific Forecast or Purchase Order demand. In the event of schedule changes, Kin Yat shall use Commercially Reasonable Efforts to cancel all applicable material and parts purchase orders and reduce material and parts inventory through return for credit programs or allocate such materials and parts for other customer orders. iRobot shall be responsible for all liability for materials and parts Kin Yat cannot return or reuse elsewhere after Commercially Reasonable Efforts to mitigate such liability, if those materials were ordered by Kin Yat acting on iRobot’s Material Authorization or Purchase Order. Kin Yat’s obligation to exercise Commercially Reasonable Efforts to return/reuse any materials shall extend to all Components (except for the Consigned Components not controlled by Kin Yat) regardless of classification.

3.6.2    End of Life Component Reporting. Kin Yat is responsible for continuous monitoring of the AVL for end-of-life component condition. Kin Yat is responsible for periodic reporting, no less frequently than [***] of the market condition for each component of any currently in production by iRobot’s product AVL.

3.6.3    Long-Lead Components. Kin Yat shall not purchase any Component designated in Schedule 2 as a “long lead” Component by iRobot without a Material Authorization. Kin Yat shall use Commercially Reasonable Efforts to continuously improve lead time for all Components. With iRobot’s prior written consent, Kin Yat may pre-purchase Generic Components and Assigned Components, or pre-build sub assemblies, modules, core robots or even completed SKU quantities in order to meet Forecast volumes, or anticipated volumes under Purchase Orders.

3.6.4    Exclusive Components. With respect to any Assigned Components or Consigned Components (controlled by Kin Yat) that have been customized by a supplier or manufacturer specifically for any iRobot Product, Kin Yat shall require each such supplier not to sell or supply such custom Component to any other Person.

3.7    Materials Declaration.

3.7.1    iRobot shall notify Kin Yat in writing of the specific Materials Declaration Requirements that iRobot determines to be applicable to the Products and shall be solely liable for the adequacy and sufficiency of such determination and information. Kin Yat shall be responsible for collecting, and having available at all times, all third party supplier’s documentation certifying compliance with such Materials Declaration Requirements with respect to any and all components, parts or material used in connection with the Manufacturing Services under this Agreement. Kin Yat shall utilize its supplier qualification process to ensure that each supplier, its Components and its documentation are trustworthy and in compliance with all such Materials Declaration Requirements. Upon written request of iRobot, Kin Yat shall provide to iRobot copies of such documents, including any compliance certificates.

3.7.2    Without limiting the foregoing Section 3.7.1, Kin Yat shall ensure that it has enforceable agreements with each of its suppliers under this Agreement, excluding suppliers of Consigned Components, so that Kin Yat may fulfill Kin Yat’s obligations under this Section 3.7.1 and that iRobot is an intended third party beneficiary under such agreements.

3.8    Product Evaluation. Acceptance of the Product will occur upon iRobot’s or its designee’s receipt of the Product. Notwithstanding the foregoing, iRobot reserves the right to inspect or evaluate the Product to determine if it conforms, in all material respects, to the Specifications, either at Kin Yat’s premise or third party location. Given reasonable and adequate advance notification to Kin Yat and by appointment, iRobot may, at its discretion, perform inspections of the Product at random or on a continual basis, on site at Kin Yat’s premises. In the event that the Product does not meet the Specifications, such Product will be deemed Non-Conforming and iRobot will have all available remedies with respect to Non-Conforming Products as set forth in this Agreement. Acceptance, inspection or evaluation by iRobot does not relieve Kin Yat of its obligations to the services and warranties as set forth in this Agreement.

3.9    Purchase Order Performance.

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Exchange Act - [***] denotes omissions.

3.9.1    Kin Yat shall fill and deliver the Products purchased under a Purchase Order by the due date specified on such Purchase Order. Purchase Orders to Kin Yat will be launched at lead-times mutually agreed between Kin Yat and iRobot in advance of issuance of Purchase Orders.

3.9.2    Kin Yat agrees that time is of the essence with respect to all deliveries and performance. If Kin Yat fails to timely perform or deliver within [***] of the delivery requirements of any standalone Purchase Order from iRobot, for reasons under Kin Yat’s direct control, Kin Yat is liable to iRobot for all direct, reasonable costs incurred as a result of such delay including expediting costs. In the event of a delay, Kin Yat shall use Commercially Reasonable Efforts to expedite delayed Products and/or performance, shall pay all reasonable expediting costs, including expedited delivery costs.

3.9.3    For purposes of this Agreement, “On–time” delivery means: delivery of 100% of the Products purchased under a Purchase Order are delivered by the due date indicated on iRobot’s Purchase Order for such Products minus [***], plus [***]. Kin Yat will monitor and report to iRobot monthly “On-time” delivery per Purchase Order, and such report shall include the number of Purchase Orders placed by iRobot within the Lead Time versus number of Purchase Orders delivered On-time.

3.10    Assigned and Consigned Components.

3.10.1    iRobot may elect to assign a specific supplier and part number for any component or material, including for example; rechargeable batteries, battery chargers, masked IC components, motors, packaging material, and gears. In such case, Kin Yat shall source such Assigned Components from the applicable supplier and implement supply optimization inventory practices. Kin Yat will be responsible for all purchasing, quality control, component inventory control, [***] inventory management, customs paperwork and VAT for all Assigned and Generic Components. Kin Yat shall handle all Components as required by the Product Specification and as otherwise instructed by iRobot, and shall be responsible for any and all expenses related to its compliance with such material handling requirements. In the event that iRobot elects to transfer to Kin Yat the purchasing responsibility for any Consigned Component, Kin Yat shall assume such responsibility as soon as reasonably practicable. The Parties will work in good faith to identify and implement all reasonable measures to allow for Kin Yat to assume such purchasing responsibility for such Consigned Component. Except for any Consigned Components controlled by Kin Yat pursuant to this Section 3.10.1, iRobot shall be solely responsible for delay in delivery, defects and enforcement of warranties related to all Consigned Components.

3.10.2    Kin Yat will segregate, conspicuously identify and safeguard all iRobot owned and Consigned Components in such fashion to clearly identify the Consigned Components as the property of iRobot. Kin Yat shall maintain all Components, at its own expense, in efficient working order and good repair, and otherwise in accordance with the Product Specifications.

3.10.3    Upon placement of Consigned Components into Kin Yat’s facility, title and possession of the materials shall transfer to iRobot as if it were an actual shipment of Product to iRobot. Insurance covering the Consigned Components will be the responsibility of iRobot. Such insurance includes a waiver of subrogation against Kin Yat. Kin Yat shall hold inventory on consignment for support of iRobot’s Products and business at levels mutually agreed upon by iRobot and Kin Yat, but no less than an amount to satisfy Purchase Orders against the current Forecasts. Kin Yat will at all times utilize [***] inventory management for all Consigned Components. In the event that Kin Yat’s failure to utilize [***] inventory management for all Consigned Components results in any such Component remaining in Kin Yat’s inventory for more than [***], then Kin Yat shall, at its own expense, coordinate with the applicable supplier for the return and replacement of such Components for new or properly updated Components. If “iRobot” does not place Purchase Orders that consume Consigned Components consistent with applicable Forecast, the Parties will negotiate in good faith the disposition of Consigned Components held by Kin Yat. Kin Yat shall provide to iRobot upon request an accounting of all Consigned Components and all other Components, Products and materials of iRobot at Kin Yat’s premises or otherwise under Kin Yat’s control with reasonable details.

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Exchange Act - [***] denotes omissions.

3.10.4    Sales of Products and Components. Without iRobot’s prior written consent, Kin Yat shall not, directly or indirectly, sell, supply or otherwise transfer any Product or Component to any Person other than iRobot or iRobot’s designated customer or distributor.

4Quality

4.1    Governing Quality documents.

4.1.1    General Quality Requirements. Kin Yat shall comply with the requirements stated therein for defining general iRobot supplier quality performance.

4.1.2    Production Line Test Specification (PLTS). The PLTS is provided to Kin Yat by iRobot in order for Kin Yat to establish a production line test process to verify and to demonstrate that the contracted product has been assembled and minimally tested to meet the product requirements as defined in the relevant product specifications

4.1.3    Design Validation Test Specification (DVTS). Suppliers who provide design services to iRobot shall demonstrate that the contracted product has been designed and qualification tested according to the DVTS to meet the performance requirements of its intended application as defined in the relevant product specifications.

4.2     Quality Management System. Kin Yat shall maintain a Quality System that is certified to an internationally recognized quality management system standard, such as ISO 9001 or equivalent.
4.3     Engineering Changes. Kin Yat shall not make any changes to product or design without receiving prior written approval from iRobot for the change request and for implementation of the change into production.
4.4.     Manufacturing Changes. Kin Yat shall not make any changes to the manufacturing process that may affect the product form, fit, function or safety without receiving prior written approval from iRobot.
4.5     Defects. Defects in product resulting in failure to meet iRobot product specifications, due to inadequate assembly procedures and production verification testing are the responsibility of the Kin Yat regardless of whether the defect occurred during manufacturing or after iRobot acceptance.
4.6    Corrective Action. In the event that defects are produced, Kin Yat shall notify iRobot and implement containment activities to prevent further defective product from affecting iRobot supply chain. For defective product within Kin Yat’s supply chain, Kin Yat shall make necessary arrangements, at its sole expense, to screen, rework and / or replace. Kin Yat shall supply to iRobot a written corrective action plan of its root cause(s) investigation and actions to prevent recurrence of identified root cause(s)
4.7     Quality Control Plan (QCP). Kin Yat shall develop a Quality Control Plan (QCP), approved by iRobot, to define the necessary process controls and production testing and inspection methods to ensure the fabrication and assembly processes deliver products that meet the Specifications supplied by iRobot.
4.8     Subcontractor Qualification. Kin Yat shall be responsible for qualifying all subcontractors of all Assigned Components and Generic Components pursuant to Kin Yat’s existing qualification methodology and process.
4.9     Serial Number identification and traceability. Kin Yat shall identify each unit of the contracted product produced with a unique identifier number. This serial number shall provide information relevant to the date of production, shift, line, and traceability to critical component lots/batches and processes. The format of this serial number shall be agreed upon between Kin Yat and iRobot prior to commencement of production.

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Exchange Act - [***] denotes omissions.

4.10    Certifications. Regulatory compliance certifications are required as a condition for the production, shipment, sale, and disposal of all iRobot products, and as such, iRobot is obligated to maintain a commitment to meeting all regulatory compliance requirements. As a condition of the compliance certification process, the Products and Kin Yat’s manufacturing facility shall be subject to periodic audits and certification testing. Kin Yat shall provide objective evidence that it meets such requirements pertaining to all regulatory, quality, and compliance requirements and will provide such information upon request from iRobot. Objective evidence shall include, but is not limited to, existing certification documents and certification inspection reports from Kin Yat and each of its suppliers.
4.10.1 Product Specific Certifications. iRobot is responsible for maintaining all existing product certifications. Kin Yat shall comply, and shall cause its suppliers to comply, with any and all Product specific, certification-related requirements such as: informing iRobot of the source and manufacturing part number of every Component and validation that Kin Yat’s processes are compliant to such certification requirements. Kin Yat shall support all recertification requirements for all Product certifications. All Product licenses and Product certifications shall be in iRobot’s name. In the event that iRobot requires Product changes which result in Product recertification, iRobot will bear any licensing and external testing fees for all such Product certifications. In the event that Kin Yat requires Product changes which result in Product recertification, Kin Yat will notify iRobot immediately and bear any licensing and external testing fees for all product certifications.

4.10.2    Manufacturing Facility Specific Certifications. Kin Yat shall support and maintain any pre-requisite site specific requirements related to the Product certification requirements. Kin Yat shall bear any fees associated with these pre-requisite site specific certifications. All pre-requisite site specific certifications shall be maintained in Kin Yat’s name. In the event that iRobot requires product or business changes which result in additional site specific certifications by Kin Yat, Kin Yat shall promptly take all actions necessary to comply with such requirements. In addition, Kin Yat shall promptly execute documents and take such further action as iRobot shall reasonably request in order to comply with any certification required by any customer or distributor of iRobot.
4.10.3    Records Retention. For a period of [***] from delivery of each Product (items produced under the [***] are considered Product), Kin Yat shall maintain accurate and complete records for all Products manufactured hereunder, including, but not limited to, all configuration and engineering records. This shall include all records relating to product traceability to ensure both forward and reverse traceability. Records shall contain, as a minimum, all information relating to the following:
[***]

4.10.4    Product specification and standards. All Products must conform in all respects to the Product Specifications provided by iRobot for the items stated on the bill of materials or Purchase Order. Any Kin Yat proposed change to Product requires mutual agreement in writing prior to implementing such change. Kin Yat shall notify iRobot in writing and receive approval of any changes to Components, other materials, parts or sources of supply, process chemistries, test procedures, quality reporting or other major processes, and to ensure that any such changes do not compromise the requirements under this Agreement or the Specifications, quality, or reliability of Products ordered, or which may affect form, fit or function.

4.10.5    Secure Testing Facility. Kin Yat shall provide intellectual property secure on-site facilities for iRobot’s final inspection quality control team, as well as the necessary inspection technicians to assist during inspections.

4.11    Returned Products. Kin Yat shall establish a program for analyzing Product returns and for tracking Product return rates and failure types. Kin Yat will utilize iRobot provided Return product information in such analysis and tracking. Kin Yat shall provide objective evidence to demonstrate appropriate corrective actions, as needed, to address Product Returns root cause.

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Exchange Act - [***] denotes omissions.

4.12    Recalls. If iRobot reasonably decides to, or is required by any government authority or court of competent jurisdiction to, initiate a product recall, withdrawal or field correction with respect to, or if there is any governmental seizure of, any Product, iRobot will notify Kin Yat of the details regarding such action, including providing copies of all relevant documentation concerning such action. Kin Yat will assist iRobot in investigating any such situation and all regulatory contacts that are made and all activities concerning seizure, recall, withdrawal or field correction will be coordinated and made by iRobot, and all communications in connection with any recall, shall come solely from iRobot. If any such recall, withdrawal, field correction or seizure results from (i) failure of any Product to conform to the Specifications or any warranty or other requirement set forth in this Agreement, or (ii) the failure of Kin Yat to comply with any applicable law, rule, regulation, standard, court order or decree or (iii) the gross negligent or intentional wrongful act or omission of Kin Yat in connection with the production of Product hereunder, then, in addition to the rights, remedies and obligations under Section 5, Kin Yat shall be responsible for the full cost and expense of any such seizure, recall, withdrawal or field correction. For the purposes of this Agreement, the expenses of any recall, withdrawal, field correction or seizure shall include, without limitation, the out-of-pocket expenses of notification and destruction or return of the recalled Product and all other out-of-pocket costs incurred in connection with such recall, in addition to any lost profits of either Party under any circumstances or any administrative or overhead charge.

5	Warranty & Remedy.

5.1    Kin Yat Warranty. [***] warranty period.

5.1.1    Product Warranty. Kin Yat represents, warrants and covenants that: (i) it will perform the Manufacturing Services and manufacture the Product in accordance with IPC-A 610 Class 2 workmanship standard, the Product Specifications, applicable law, and the terms and conditions of this Agreement, (ii) the Products will be manufactured, processed and assembled by Kin Yat, and be free from defects in workmanship in accordance with the Product Specifications, (iii) the Products will conform, in all material respects, to the Product Specifications, be new or newly manufactured and include only new Components, and (iv) the Products will be free and clear of all Encumbrances. The foregoing warranty shall apply to any Product that is repaired or re-manufactured by or on behalf of Kin Yat under this Agreement. This Product warranty is extended to, and may only be enforced by, iRobot.

5.2    Components Warranty. Kin Yat will pass on to iRobot all warranties from Component suppliers to the extent that they are transferable. Kin Yat shall use Commercially Reasonable Efforts to ensure that all Assigned Components used in the Product are procured from suppliers on the AVL, unless otherwise agreed to by the Parties in writing.

5.3    Survival of Warranty. Product warranties will survive any inspection, delivery, acceptance or payment by iRobot and be in effect for the longer of (i) [***] from the date of invoice of the Product from Kin Yat to iRobot, (ii) for Products purchased by an end-user customer within [***] from the date such Product is initially delivered to iRobot or to iRobot’s designated carrier, [***] of the warranty period from iRobot to such end-user customer for such Product, or (iii) such other term as agreed to by the Parties, following the date such Product is initially delivered to iRobot or to iRobot’s designated carrier (such period, the “Warranty Period”). Should there be a breach of any of the warranties specified during the Warranty Period, Kin Yat will either (A) repair or replace the Product that contains a defect caused by a breach of the warranty set forth herein; or (B) issue a credit to iRobot in an amount equal to [***]. Product warranties will survive for the full term of the Warranty Period, regardless of whether such Product becomes obsolete or whether Kin Yat ceases to manufacture such Product or ceases to provide the Manufacturing Services.

5.4    Repair or Replacement of Defective Product. Kin Yat may elect, in its sole discretion, to repair or re-manufacture any Non-Conforming Products caused by a breach of the warranty set forth in this Section 5. Any such repair or re-manufacture shall be pursuant to Kin Yat’s standard return material authorization process and procedure (“RMA”), pursuant to which iRobot will request an RMA number from Kin Yat for such Non-Conforming Product.

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Exchange Act - [***] denotes omissions.

iRobot shall then consign the Non-Conforming Products along with objective documentation of the applicable breach of warranty (“Defect”), FOB Kin Yat’s repair facility in the same country and region as the Non-Conforming Products (or such other location as agreed to by the Parties in writing), and specify the Kin Yat assigned RMA number. Kin Yat will repair or re-manufacture the Non-Conforming Products within [***] of receipt by Kin Yat of such Non-Conforming Products, and in the event the Defect is confirmed, Kin Yat will reimburse iRobot for the reasonable cost of transporting the Non-Conforming Products to Kin Yat’s designated facility and Kin Yat will deliver the repaired or re-manufactured Products, FCA iRobot’s designated destination. If no such Defect is confirmed, iRobot shall reimburse Kin Yat for all fees, costs and expenses incurred to analyze and, if requested by iRobot, repair or re-manufacture the non-defective Products and iRobot shall bear responsibility for all transportation costs to and from Kin Yat’s designated repair facility.

5.5    Class Failure. In the event that Kin Yat is notified (such notification being oral or otherwise) of a Class Failure, Kin Yat shall:

5.5.1    Within 24 hours of learning of such Class Failure, provide iRobot with a status report and details of a proposed interim solution; and

5.5.2    No later than [***] following notification of such Class Failure, provide iRobot with a root cause analysis and corrective action plan.

In each of the foregoing cases, iRobot will make available such information and assistance reasonably required to allow Kin Yat to conduct its root cause analysis and to provide its corrective action plan.

5.6    Component Failures. In the event that a Non-Conforming Product is the result of a Component, Kin Yat will pass on to iRobot all available warranty remedies pursuant to Section 5.2. In addition, Kin Yat will negotiate with the Component suppliers (save for the suppliers of Consigned Component not controlled by Kin Yat), at iRobot’s discretion and with iRobot present or on iRobot’s behalf, for additional remedies outside of the Component warranty pursuant to Section 5.2. Kin Yat shall not enter into any settlement with respect to Component failures that affects iRobot’s rights or interests without iRobot’s prior written approval, which shall not be unreasonably withheld. In the event that such negotiations do not resolve the matter to iRobot’s reasonable satisfaction, and the available warranty remedies under Section 5.2 do not cover the full cost of Component repair or replacement, Kin Yat will provide iRobot with prior written notice regarding any additional costs required to repair or re-manufacture the affected Products. In the event that cost details are not readily available and iRobot requires immediate repair or replacement of the affected Products, iRobot may elect to authorize Kin Yat to proceed with repair or re-manufacture of the affected Products on a not to exceed basis. iRobot will be liable for any additional costs actually incurred by Kin Yat to repair or re-manufacture the affected Products, provided that iRobot has given Kin Yat written approval before such costs were incurred.

5.7    Refunds due to Class Failure or Recall. In the event any Class Failure or Recall of a Product results from a breach of any of the warranties under this Agreement during the Warranty Period, then Kin Yat shall promptly refund to iRobot the full purchase price paid for all Products subject to such Class Failure or Recall, and all other reasonable costs to cure the Class Failure or Recall (example: shipping costs, partner penalties etc).

5.8    Third Party Repair and Re-Manufacture; Other Defects. Notwithstanding anything to the contrary in this Agreement, iRobot may itself, or through a third party, and at its own expense, repair or re-manufacture any Product (whether or not such Product is defective) without any obligation or liability to Kin Yat. If iRobot wishes Kin Yat to undertake repair or re-manufacture of Products that are Non-Conforming due to reasons other than a breach by Kin Yat of its warranty obligations hereunder, the Parties will mutually agree on an allocation of costs for the repair and/or re-manufacture process prior to Kin Yat performing such work.

5.9    Limitation of Warranty.

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Exchange Act - [***] denotes omissions.

5.9.1    THE REPRESENTATIONS AND WARRANTIES SET FORTH IN SECTION 5 AND 16.3 ARE IN LIEU OF, AND EACH PARTY EXPRESSLY DISCLAIMS, AND EACH OTHER PARTY EXPRESSLY WAIVES, ALL OTHER WARRANTIES AND REPRESENTATIONS OF ANY KIND WHATSOEVER WHETHER EXPRESS, IMPLIED, STATUTORY, ARISING BY COURSE OF DEALING OR PERFORMANCE, CUSTOM, USAGE IN THE TRADE OR OTHERWISE, INCLUDING ANY WARRANTY OF MERCHANTABILITY, OR FITNESS FOR A PARTICULAR PURPOSE OR NON-INFRINGEMENT OR MISAPPROPRIATION OF ANY RIGHT, TITLE OR INTEREST OF ANY PARTY OR ANY THIRD PARTY. NO ORAL OR WRITTEN STATEMENT OR REPRESENTATION OUTSIDE OF THIS AGREEMENT BY EITHER PARTY, ITS AGENTS OR EMPLOYEES SHALL CONSTITUTE OR CREATE A WARRANTY OR EXPAND THE SCOPE OF ANY WARRANTY HEREUNDER.

5.9.2    KIN YAT’S WARRANTY SHALL NOT APPLY TO ANY PRODUCT THAT HAS BEEN SUBJECTED TO TESTING FOR OTHER THAN SPECIFIED ELECTRICAL CHARACTERISTICS OR TO OPERATING AND/OR ENVIRONMENTAL CONDITIONS IN EXCESS OF THE MAXIMUM VALUES ESTABLISHED IN IROBOT’S APPLICABLE SPECIFICATIONS, OR TO HAVE BEEN THE SUBJECT OF ANYONE OTHER THAN KIN YAT OR ITS AGENTS OR CONTRACTORS MISHANDLING, ACCIDENT, MISUSE, NEGLECT, IMPROPER TESTING, IMPROPER OR UNAUTHORIZED REPAIR, ALTERATION, DAMAGE, ASSEMBLY, PROCESSING OR ANY OTHER INAPPROPRIATE OR UNAUTHORIZED ACTION OR INACTION THAT ALTERS PHYSICAL OR ELECTRICAL PROPERTIES. THIS WARRANTY SHALL NOT APPLY TO (a) ANY MATERIAL CONSIGNED OR SUPPLIED BY IROBOT TO KIN YAT INCLUDING BUT NOT LIMITED TO IROBOT INTELLECTUAL PROPERTY, IROBOT’S PROPRIETARY INFORMATION AND TECHNOLOGY AND IROBOT’S TOOLING, OR (b) ANY DEFECT IN THE PRODUCT ARISING FROM ANY DRAWING, DESIGN, SPECIFICATION, PROCESS, TESTING OR OTHER PROCEDURE, ADJUSTMENT OR MODIFICATION SUPPLIED AND APPROVED BY IROBOT.

5.10    ECO Upgrade. RMA’s for any engineering changes or upgrades under any ECR or ECN upgrades will also be subject to the RMA process. Kin Yat will analyze each ECR and ECN and provide a per unit upgrade/change cost and expected completion and delivery date.

5.11    The Liability of Kin Yat to iRobot for any one act of default by reason of the breach of the warranty under this Agreement shall be limited to the extent that all or any damages (if proven) together shall in no event greater than [***] affected by such breach which has/have been received and accepted by Kin Yat and paid for by iRobot.

6Limitation Of Liability; Specific Performance; Equitable Relief

6.1    EXCEPT WITH REGARD TO ANY LIABILITY THAT ARISES FROM A PARTY’S INDEMNIFICATION OBLIGATIONS SET FORTH IN SECTION 19 OR A BREACH BY EITHER PARTY OF ITS CONFIDENTIALITY OBLIGATIONS SET FORTH IN SECTION 16, UNDER NO CIRCUMSTANCES SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY OR TO ANY OTHER PERSON OR ENTITY UNDER ANY CONTRACT, TORT, STRICT LIABILITY, NEGLIGENCE, OR OTHER LEGAL OR EQUITABLE CLAIM OR THEORY FOR ANY SPECIAL, INCIDENTAL, CONSEQUENTIAL, OR INDIRECT DAMAGES, LOSS OF GOODWILL OR BUSINESS PROFITS, LOST REVENUE, WORK STOPPAGE, DATA LOSS, COMPUTER FAILURE OR MALFUNCTION, OR FOR ANY AND ALL OTHER EXEMPLARY OR PUNITIVE DAMAGES WHETHER SUCH PARTY WAS INFORMED OR WAS AWARE OF THE POSSIBILITY OF SUCH LOSS OR DAMAGE. THE FOREGOING SHALL NOT EXCLUDE OR LIMIT EITHER PARTY’S LIABILITY FOR DEATH OR PERSONAL INJURY RESULTING FROM ITS NEGLIGENCE TO THE EXTENT THAT SUCH LIABILITY CANNOT BY LAW BE LIMITED OR EXCLUDED.

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Exchange Act - [***] denotes omissions.

6.2    Kin Yat acknowledges and agrees that a breach by it of its obligations to perform the Manufacturing Services, including the manufacture and/or supply Product under this Agreement, would cause irreparable harm to iRobot because the Manufacturing Services are unique in kind and quality and, moreover, suitable substitutes are unobtainable or unreasonably difficult or inconvenient for iRobot to procure and Kin Yat further acknowledges and agrees that iRobot could not be adequately compensated by money damages. Accordingly, in addition to any other remedies that may be available, in law, in equity or otherwise, in the case of any such actual or threatened breach, iRobot shall be entitled to obtain specific performance (including an order of a court requiring that Kin Yat manufacture and/or supply Product under this Agreement), without the necessity of posting a bond or proving actual damages. Finally, Kin Yat agrees that such equitable relief (including without limitation, specific performance), is a reasonable outcome of any actual or threatened breach contemplated by this Section 6.2, and Kin Yat hereby knowingly assumes the risk that a court or other tribunal may order specific performance. Kin Yat further acknowledges and agrees that any equitable relief ordered by a court or tribunal would not be a penalty.

6.3    iRobot retains all rights not expressly granted hereunder and any and all remedies herein expressly conferred upon iRobot will be deemed cumulative with, and not exclusive of, any other remedy conferred hereby, or by law or equity upon iRobot, and the exercise by iRobot of any one remedy will not preclude the exercise of any other remedy available under this Agreement or otherwise.

7Delivery, Risk of Loss and Payment Terms. For purposes of this Agreement terms of sale for all Product shipments shall be FCA Port of Origin. (per Incoterms 2010). Risk of loss for Product shipments will pass to iRobot (or to iRobot’s designee invoiced by Kin Yat) upon delivery to the Port of Origin and receipt by the freight partner responsible for delivering the goods to the appropriate destination. For any shipments where Kin Yat acts as an agent in completing the Shipper’s Export Declaration and managing iRobot’s exports on behalf of iRobot, where iRobot is the exporter of record (Principal Party in Interest - PPI), iRobot hereby grants Kin Yat a limited Power of Attorney to act on its behalf in managing its exports. Title for Product will pass to iRobot upon receipt of full payment for the purchase price by iRobot.

7.1    Payment. iRobot shall pay Kin Yat all monies when due, including all NRE Costs associated with this Agreement. Payment of all invoices shall be net [***] from date of iRobot’s receipt of each such invoice. Payment to Kin Yat shall be in U.S. dollars and in immediately available funds. Any equipment, tooling, component, material or other goods or property, which is purchased by Kin Yat in order to perform its obligations under this Agreement, shall become the property of iRobot once Kin Yat is reimbursed for all NRE Costs, if any. Kin Yat shall be responsible for maintaining, segregating and CONSPICUOUSLY labeling the iRobot Property as “ iRobot PROPERTY” and carrying out applicable repairs based on reasonable wear and use. Kin Yat shall invoice iRobot for actual outstanding NRE Costs and other monies due at [***] intervals (or such other intervals as deemed appropriate) during the term of this Agreement and upon cancellation, termination or expiration of this Agreement. Kin Yat agrees to request advance written approval from iRobot should resource requirements, and thereby NRE Costs, increase materially relative to estimated NRE Costs initially agreed by the Parties. Upon such request, Kin Yat shall provide to iRobot reasonably detailed supporting documentation and/or descriptions of the NRE Costs for which Kin Yat seeks reimbursement. iRobot is not obligated to accept any additional reimbursement request from Kin Yat. Unless otherwise agreed by iRobot, all prices are FCA, Port of Origin.

7.2    Taxes. iRobot shall be responsible for all federal, foreign, state and local sales, use, excise and other taxes (except taxes based on Kin Yat’s income), all delivery, shipping, and transportation charges and all foreign agent or brokerage fees, document fees, custom charges and duties.

7.3    Disputed Invoices. If a Kin Yat invoice does not meet the invoicing requirements of this Agreement, or iRobot in good faith disputes any invoiced charges, iRobot will notify Kin Yat of the disputed items in writing on or before the payment due date and may withhold payment of the disputed charges pending resolution of the dispute.

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Exchange Act - [***] denotes omissions.

7.4    Reservation of Rights. Any payments made by iRobot under the Agreement, and any acceptance of Products, will be without prejudice to iRobot’s right to subsequently claim or determine that it has overpaid Kin Yat or to require Kin Yat to remedy any deficiencies in KinYat’s performance as provided in this Agreement.

8Import and Export. iRobot shall be the importer of record for all Product shipments to iRobot facilities and shall be responsible for obtaining any required import licenses necessary for iRobot to import Product and/or receive shipments of Product from Kin Yat or its designated carrier, any U.S. Federal Communications Commission’s identifier, if applicable and any other licenses required under US or foreign law applicable to iRobot’s obligations under this Agreement. Kin Yat shall be responsible for obtaining any required export licenses necessary for Kin Yat to ship Product, including certificates of origin, manufacturer’s affidavits, and U.S. Federal Communications Commission’s identifier, if applicable and any other licenses required under US or foreign law applicable to Kin Yat’s obligations under this Agreement. iRobot agrees that it shall not knowingly require Kin Yat to ship or deliver any Product, assembly, component or any technical data or software which violate any export controls or limitations imposed by the United States or any other governmental authority, or to any country for which an export license or other governmental approval is required at the time of export without first obtaining all necessary licenses and approvals and paying all duties and fees. Each Party shall be responsible for securing all applicable licenses, certifications, approvals and authorizations that are necessary for such Party to comply with applicable import and export laws, rules and regulations for the shipment and delivery of the Product under this Agreement. iRobot shall also be responsible for complying with any legislation or regulations governing the importation of the Product into the country of destination and for payment of any duties thereon.

9Cost Management.

9.1    Cost Summary and Management. The cost summary included set forth on Schedule 2, prepared by Kin Yat, contains a detailed SKU-level (SKU as defined by iRobot) cost summary, Incoterm FCA Port of Origin, complete with all formulas and assumptions, to provide full access and visibility to all component, labor, assembly and mark-up costs. During each Renewal Term, the Parties shall meet from time to time on an executive level as required, but no less than on an [***], to identify cost reduction opportunities where each Party will share overall financial objectives of the on-going relationship between the Parties. Kin Yat shall at all times employ an Open Book Pricing approach to cost management and pricing of Components, Products and the Manufacturing Services to achieve Sustainable and Competitive Pricing for the Products and Manufacturing Services provided to iRobot under this Agreement. For purposes of this Agreement, the phrase “Sustainable and Competitive Pricing” means stable pricing over time for the Products and Manufacturing Services provided to iRobot under this Agreement that is favorable against that which could be reasonably attained from other contract manufacturers for comparable volumes of substantially similar products and comparable manufacturing services. For purposes of this Agreement, the term “Open Book Pricing” means providing detailed costing information to iRobot which includes; a fully-costed bill of materials, markups related to the sourcing and manufacturing of the Components and the Product and an explanation of all adders on material or value add (in place as of the Effective Date). In addition, Kin Yat shall provide detailed overviews of the relevant financial costing model to iRobot’s representatives and professional advisors. By [***], Kin Yat shall provide final fixed price quotation for upcoming iRobot fiscal year.

9.2    Price. The Price for each Product is set forth in Schedule 2 (the “Product Price”), and includes the complete price for such Product, including the fully-costed bill of materials, Kin Yat’s Gross Margin (as defined in Schedule 2), and any and all other added fees and costs related to the Manufacturing Services, Reasonable and Customary Support Services. The Product Price for each Product shall not be increased during the period beginning on the Effective Date and ending on [***], during such time Kin Yat shall manage its supply chain and absorb any and all increases. Pricing will be reviewed by the Parties on an [***] basis, on or before [***], and will be revised consistent with increases or decreases in materials, components, equipment and other costs and expenses applicable to the manufacture of the Product. By [***], Kin Yat shall provide final fixed price quotation for upcoming iRobot fiscal year.

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Exchange Act - [***] denotes omissions.

9.3    Source Transparency. Kin Yat will submit a full list of suppliers to iRobot for each Product at the time of any cost summary submittal, along with the supplier part number (in case of Generic Components). Kin Yat will submit every supplier or part number change to iRobot for iRobot’s approval before such change goes into effect, including a summary or certification that such proposed changed part conforms to the Product Specifications.

9.4    Cost Transparency. COGS (Cost of Goods Sold) is a key factor in iRobot engaging Kin Yat to produce and deliver the Product. So that iRobot has full visibility to the current and ongoing status of Kin Yat’s COGS, Kin Yat will provide updated costing in the agreed upon format within [***] of any change submittal. If Kin Yat fails to provide cost impact information within [***] after any iRobot Specification changes, iRobot will consider the lack of response to mean that there is no cost impact. Any cost change would be considered valid only after iRobot’s approval. No less frequently than [***], Kin Yat will, upon iRobot’s request, provide a microeconomic report that includes all critical prices and costs included in the Product Price (such as labor, exchange rate or select material as required by iRobot).

10Tooling and fixtures. iRobot shall own any and all tooling, fixtures, molds, equipment, software and firmware made available to Kin Yat by iRobot, developed for or on behalf of iRobot, or otherwise paid for by iRobot (“iRobot Tooling”). Kin Yat may manufacture, have manufactured, and use the iRobot Tooling only to perform the Manufacturing Services under the Agreement and shall use and treat the iRobot Tooling with a high degree of care, and in any case no less than the same degree of care it would for its own equipment, tooling, molds or supplies. Kin Yat shall attach an identifying label showing iRobot’s ownership in a conspicuous place on each unit of iRobot Tooling, if possible, and shall secure and segregate the iRobot Tooling in such fashion to clearly identify the iRobot Tooling as the property of iRobot. Kin Yat shall maintain the iRobot Tooling, at its own expense, in efficient working order and good repair based on reasonable wear and use, and otherwise in accordance with iRobot’s reasonable instructions. Kin Yat shall keep all iRobot Tooling free of any Encumbrances, and shall not transfer any iRobot Tooling, or any rights in the iRobot Tooling to any Person. Kin Yat shall deliver all iRobot Tooling to iRobot or iRobot’s designee, or at iRobot’s request, make available for pickup, upon the termination or expiration of this Agreement, or upon iRobot’s earlier request. Kin Yat shall execute documents and take such further action as iRobot shall reasonably request to protect iRobot’s interest in the iRobot Tooling. Kin Yat will at the expense of iRobot deliver to iRobot any of the above mentioned tooling within [***] upon iRobot’s written request. Kin Yat will adhere to the record keeping of iRobot Tools in accordance with iRobot requirements set forth in Section 4.10.3 or as otherwise described Schedule 1. Kin Yat shall make such records available for inspection by iRobot or iRobot’s designee Kin Yat upon iRobot’s reasonable request.

11	Forecast, Purchase Orders; Change Orders, Rescheduling and Cancellation.

11.1    Forecast. iRobot will provide to Kin Yat, on a [***], a non-binding, rolling [***] planning forecasts at a core robot level and on a SKU based level, indicating iRobot’s monthly Product requirements, as amended by iRobot from time to time (each, a “Forecast”).

11.2    Purchase Orders. iRobot will issue orders for Products hereunder using its standard form of purchase order (“Purchase Order”). Each Purchase Order will identify the applicable Product by SKU, quantity, price denominated in US currency, delivery terms, and other customary terms. Except for the Product Price and delivery date contained in such Purchase Order, the terms and conditions in this Agreement shall prevail over any conflicting terms and conditions in any Purchase Order. Such Purchase Orders will be issued by iRobot at least [***] prior to the date of ex-factory for all Products on each such Purchase Order. For select SKUs and as defined in Schedule 1, iRobot and Kin Yat will develop strategies to achieve [***] lead time.

11.3    Purchase Order Acknowledgment. Kin Yat will notify iRobot electronically within [***] if it utilizes EDI, or if in writing, within [***] of receipt of a Purchase Order, and inform iRobot in writing of any reason Kin Yat is unable to meet a requested delivery date or any other Purchase Order requirements. The Purchase Order will not

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Exchange Act - [***] denotes omissions.

constitute a binding obligation on Kin Yat until and unless Kin Yat accepts the Purchase Order in accordance with this Agreement.

11.4    Changes to Forecast: At any time, prior to the issue of a Purchase Order, iRobot may reschedule and/or cancel any forecast demand.

11.5    Changes to Manufacturing Services, Packaging and Shipping Specifications and Test Procedures. iRobot may, in writing, request a change to the Manufacturing Services, Packaging and Shipping Specifications and Test Procedures at any time. Within [***] after receipt of iRobot’s written request Kin Yat will analyze the requested change and provide iRobot with an assessment of the effect that the requested change will have on cost, manufacturing, scheduling, delivery and implementation. iRobot will be responsible for all costs associated with any accepted changes. Any such change shall be documented in a written change order and shall become effective only upon mutual written agreement of both Parties to the terms and conditions of such change order, including changes in time required for performance, cost and applicable delivery schedules.

11.6    Production Increases, Rescheduling Delivery. iRobot may, in writing, request increases in production volume or acceleration of open Purchase Order at any time. If Kin Yat is unable to satisfy or comply with iRobot’s requested increase in production volume within the requested time frame for delivery, Kin Yat will provide the reasons preventing Kin Yat from satisfying the requested increase within [***] after receipt of iRobot’s request. Any such change shall be documented in a written change order and shall become effective only upon mutual written agreement of both Parties to the terms and conditions of such change order, including changes in time required for performance, cost and applicable delivery schedules. Kin Yat shall utilize its global supply network to assess availability of shared material across accounts to minimize instances in which Kin Yat is unable to meet an increase in a Purchase Order quantity requested by iRobot. It is further understood that iRobot will not incur additional chargers due to Kin Yat’s decision to meet an accelerated delivery schedule or request for increased quantities by utilizing Generic Components from another account’s material.

11.7    Product Configuration Changes and Engineering Changes. iRobot may request configuration or engineering changes to a Product in writing at any time. Kin Yat will analyze the request and determine if it can meet the requested changes within the required Lead-time. If Kin Yat can satisfy the requested change it will provide iRobot within [***] after receipt of the configuration or engineering request notice, a notice of acceptance of the requested changes. In the event that any requested change in the form, fit or function or Specification of any Product results in a significant increase in the cost of such Product, or in the length of time required for the manufacture or delivery thereof, then Kin Yat shall provide iRobot with a detailed cost analysis regarding such requested change using Open Book Pricing as contemplated under Section 9.1. Following iRobot’s acknowledgment of such detailed cost analysis, the Parties will negotiate in good faith an equitable adjustment to the price of such Product and/or expected changes to the delivery schedule for such Product. If Kin Yat is unable to satisfy or comply with iRobot’s requested changes within the requested time frame for delivery, Kin Yat will provide the reasons preventing Kin Yat from satisfying the requested increase within [***] after receipt of iRobot’s request. Any such change shall be documented in writing and shall become effective only upon mutual written agreement of both Parties of the terms and conditions of such change, including changes in time required for performance, cost (including cost of materials on hand or on order in accordance with original Purchase Order) and applicable delivery schedules.

11.8    Treatment of Obsolete/End-of-Life Material. Upon receiving notice from iRobot of an engineering change or that any Product, component or assembly has become obsolete or has reached end-of-life, Kin Yat will, within a reasonable period after receiving such notice, provide iRobot with an analysis of iRobot’s liability to Kin Yat for components and materials acquired or scheduled to be acquired to manufacture such Product. iRobot’s liability shall include the price of finished Product and Kin Yat’s costs (including cancellation fees and charges), plus applicable margin, of WIP, safety stock components and materials and components and materials on hand or on order within

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Exchange Act - [***] denotes omissions.

applicable Lead-times. Kin Yat will use Commercially Reasonable Efforts to assist iRobot in minimizing iRobot’s liability by taking the following steps:

•	As soon as is commercially practical reduce or cancel Component and material orders to the extent contractually permitted.

•	Return all Components and materials to the extent contractually permitted.

•	Make all Commercially Reasonable Efforts to sell Components and materials to iRobot approved third parties.

•	Assist iRobot to determine whether current WIP should be completed, scrapped or shipped to iRobot or its designee “as is”.

11.9    Rescheduled Delivery out, reduction of quantity, and Cancellation of Orders. iRobot may request Kin Yat to reschedule the delivery date for any Product, decrease quantity on open Purchase Order, and cancel pending Purchase Orders in accordance with this Section. The charges to iRobot for deferring delivery of a Purchase Order, reducing quantity or cancellation of a Purchase Order are outlined below:

Days Prior to Delivery Date	Reschedule Terms	Cancellation Liability
[***] Days	Kin Yat is not obligated to adhere to the request, but must consider each request in good faith.	iRobot may not cancel a Purchase Order to be delivered within [***] days of the applicable delivery date without payment to Kin Yat for the work incurred to date.
[***] Days from original delivery date	iRobot may reschedule out the delivery, reduce quantity or cancel the order.
Material on hand, non-cancelable and non-returnable materials, to the extent issued under a Material Authorization by iRobot, and applicable labor charges for WIP, provided, that such liability applies only to the extent that Kin Yat is unable to reallocate such material to any existing Purchase Order of iRobot, or, if authorized by iRobot, to a purchase order of another customer of Kin Yat.

Notwithstanding anything to the contrary in this Agreement, any reschedule out of a delivery date, reduction of quantity and/or cancellation of a Purchase Order (in whole or in part) will not affect any Product Price.

12Logistics. Kin Yat will maintain control over all Products while in Kin Yat’s care, custody, and control. Kin Yats shall cooperate with iRobot and its suppliers and logistics services providers. Kin Yat will provide relevant and necessary information to iRobot relating to receipt, storing and shipment of Products. Kin Yat will coordinate with iRobot personnel, iRobot logistics services providers, and iRobot customers to execute the shipment of Products as instructed by iRobot.

12.1    Receiving. From time to time iRobot may ship Components, including batteries and Integrated Circuits (IC’s, processors) directly to Kin Yat. Kin Yat will verify actual quantities and SKU’s of such Components received as compared to the quantities and SKU’s indicated on the shipping documents, process the Components into their inventory system, and notify iRobot of the quantity actually received by SKU. Kin Yat will also indicate any exceptions, at the time of reporting the receipt, as related to over, short or damage. The reporting of receipts and exceptions is made to iRobot.

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Exchange Act - [***] denotes omissions.

12.2    Storage and maintenance of inventory. All Products and Components will be stored in a manner to maintain inventory control and to prevent damage as instructed by iRobot reasonably. Kin Yat will maintain inventories and locations of iRobot Products and Components on their own perpetual inventory and/or warehouse management system. Kin Yat and iRobot will compare on a monthly basis all inventories, reconcile results and Kin Yat will cycle count the Components with the five highest variances.

12.3    Physical inventory audit.

12.3.1    On a [***] basis Kin Yat will arrange a cut-off date for and complete a physical inventory audit of all Consigned Components. Because the [***] Components contain valuable intellectual property of iRobot, there is no shrinkage allowance for such Components. Variances will be identified and reported to Kin Yat by iRobot within [***] of the physical inventory. Within [***] of being notified of any such variance, Kin Yat shall provide iRobot a written report that, in iRobot’s sole discretion, explains the variance, or iRobot will charge or deduct from its next payment for the unexplained variance. All other Consigned Components are subject to a shrinkage allowance of [***]% of the volume of such Component or Product received during the [***] period immediately prior to the physical inventory audit.

12.3.2    On a [***] basis Kin Yat will arrange a cut-off date for and complete a physical inventory audit of all finished Products that have passed the applicable quality inspections, but remain unshipped and in Kin Yat’s possession at the end of such quarter. Kin Yat shall deliver such audit report to iRobot by the second business day immediately following the end of each iRobot Quarter End.

12.4    Shipping to iRobot locations. Most of the Products are designed to withstand a maximum of two pallet high floor storage. Components, including chips and batteries must be single stacked on the floor or stored in pallet racks. iRobot may direct Kin Yat to ship to specific iRobot locations and distributions centers such as, but not limited to, [***]. Incoterms for sale to iRobot are FCA Port (or airport) of Origin. iRobot will select the freight forwarder and communicate local contacts to Kin Yat. Based on selection of forwarder or ocean carrier, iRobot will specify the Port of Origin. iRobot will be responsible for paying the transportation costs from the origin port or airport to the destination, Kin Yat will arrange empty container delivery in accordance with the shipping schedule communicated to Kin Yat by iRobot. Upon receipt of container, Kin Yat will inspect the container for any signs of damages to flooring, any holes in the roof or side of the containers, and any sign of tampering with the latching device (tampering to include drilling out rivets and replacing the rivets with bolts). If the container has holes, damages or signs of tampering Kin Yat will request a replacement container. Products will be loaded on the container, floor stacked, in a manner to prevent damage and to fully utilize the container. Kin Yat shall adhere to any specific pallet configuration requested and provided by iRobot. If there is a requirement to ship on wooden pallets, then the pallets must meet the guidelines of ISPM15 and be appropriately marked, indicating the pallets meet the standards. iRobot will be responsible for the costs associated with purchasing these pallets. Containers must be sealed with a cargo seal that meets or exceeds ISO/PAS 17712:2006.

12.5    Direct shipment to iRobot Customers. From time to time, iRobot may direct Kin Yat to arrange for shipping directly to iRobot’s customers in accordance with specific Incoterms identified by iRobot at that time. The container inspection requirements and pallet requirements under Section 12.4 shall apply to any shipments directly to iRobot’s customers.

12.6    Inventory losses and gains. As Kin Yat is responsible for the care, custody and control of iRobot’s products, risk will be balanced with responsibility in the following way. Physical inventories and cycle counts will be conducted as indicated above. During the first month after the first anniversary date of the contract and each subsequent anniversary date, the losses and gains of inventory, based on iRobot’s perpetual inventory will be netted and a final loss or gain identified.

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Exchange Act - [***] denotes omissions.

13Duty to Mitigate Costs. Both Parties shall, in good faith, undertake Commercially Reasonable Efforts to mitigate the costs of termination, expiration or cancellation. Kin Yat shall make Commercially Reasonable Efforts to cancel all applicable component and material purchase orders and reduce component inventory through return for credit programs or allocate such components and materials for alternate iRobot programs if applicable, or other customer orders provided the same can be used within [***] of the termination date.

14Term. Unless earlier terminated as provided in Section 15 below, the term of this Agreement shall commence on the Effective Date and shall continue until the second anniversary of the Production Start Date (the “Initial Term”), and shall automatically renew for successive two-year terms (each, a “Renewal Term”) unless (a) following the first Renewal Term, Kin Yat provides written notice to iRobot of its intent not to renew this Agreement within twelve (12) months prior to the end of the then existing Renewal Term, or (b) iRobot provides written notice to Kin Yat of its intent not to renew this Agreement within [***] prior to the end of the then existing Term.

15Termination. This Agreement may be terminated as follows:

15.1    Termination for Cause. Either Party may terminate this Agreement based on the material breach by the other Party of the terms of this Agreement, provided that the Party alleged to be in material breach receives written notice setting forth the nature of the breach at least [***] prior to the intended termination date. During such time the Party in material breach may cure the alleged breach and if such breach is cured within such [***] period, no termination will occur and this Agreement will continue in accordance with its terms. If such breach shall not have been cured, termination shall occur upon the termination date set forth in such notice.

15.2    Termination for Bankruptcy/Insolvency. Upon the happening of any of the following events with respect to a Party, except as otherwise prohibited by the United States bankruptcy laws, this Agreement may be terminated immediately:

15.2.1    The appointment of a receiver or custodian to take possession of any or all of the assets of a Party, or should a Party make an assignment for the benefit of creditors, or should there be an attachment, execution, or other judicial seizure of all or a substantial portion of a Party’s assets, and such attachment, execution or seizure is not discharged within [***].

15.2.2    A Party becomes a debtor, either voluntarily or involuntarily, under Title 11 of the United States Code or any other similar law and, in the case of an involuntary proceeding, such proceeding is not dismissed within [***] of the date of filing.

15.2.3    The dissolution or termination of the existence of a Party whether voluntarily, by operation of law or otherwise.

15.3    Termination Consequences.

15.3.1    If this Agreement is terminated for any reason, iRobot shall not be excused from performing its obligations under this Agreement with respect to payment for all monies due to Kin Yat hereunder including fees, costs and expenses incurred by Kin Yat up to and including the effective date of such termination in accordance with Section 15.3.3. The following Sections 3.8, 3.10.4, 4.5, 4.11.3, 4.13, 5, 6, 7, 8, 10, 13, 15.3, 15.4, 15.5, 16, 17.1, 17.2, 17.3, 17.4, 18, 19, 23, 25 and Schedule 4 shall survive the expiration, cancellation or termination of this Agreement.

15.3.2    All Purchase Orders issued prior to the effective date of the termination or expiration will be fulfilled pursuant to and subject to the terms of this Agreement, even if the delivery dates of Products under such Purchase Orders are after such effective date of expiration or termination.

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Exchange Act - [***] denotes omissions.

15.3.3    Within [***] of the effective date of the expiration or termination of this Agreement for any reason other than Kin Yat’s material uncured breach, iRobot shall purchase at Kin Yat’s cost any raw materials (including packaging materials) that Kin Yat has purchased exclusively for the production of Products for iRobot, WIP and finished Product that have not been shipped previously to iRobot. At its option iRobot may, in lieu of purchasing such raw materials at cost, place Purchase Orders with Kin Yat for additional Product under the terms of this Agreement in order to extinguish existing stocks of such raw materials. In the event that the Agreement terminates as a result of a material uncured breach by Kin Yat, iRobot shall be under no obligation to purchase any unused raw materials from Kin Yat. In the event that the Agreement terminates for any other reason, iRobot shall purchase from Kin Yat all Product inventory (including WIP and finished Product). Kin Yat shall accommodate last buy order from iRobot

15.3.4    Return of Product and Materials Supplied by iRobot. Upon the effective date of expiration or termination of this Agreement for any reason whatsoever, Kin Yat shall immediately deliver to iRobot or its designee all Product, Specifications, Components, packaging materials and other materials purchased by or on behalf of iRobot and all other materials or supplies provided by iRobot. Kin Yat shall also deliver to iRobot or its designee all Product produced hereunder, and shall invoice iRobot in accordance with the terms of Section 7.1.

15.4    Manufacturing Rights upon Termination. If Kin Yat ceases to manufacture and/or supply any Product due to any termination of this Agreement by iRobot pursuant to Sections 15.1 or 24, or if Kin Yat elects not to renew the Term pursuant to Section 14, then Kin Yat hereby grants to iRobot a non-exclusive, royalty-free, worldwide, transferable, perpetual irrevocable license to all of its Intellectual Property Rights under the Technical Manufacturing Information – KIN YAT to make, have made, sell, offer for sale, import, use, reproduce, modify, adapt, display, distribute, and make Products and other versions of the Products. iRobot may sublicense these rights to third parties, provided any such third party complies with the terms of this license and any associated obligations of confidentiality. Upon iRobot’s exercise of its rights under this Section 15.4, Kin Yat shall promptly provide to iRobot all information, including manufacturing know-how and other materials required to enable iRobot to independently manufacture, test and repair the Products.

15.5    Transition Assistance. Upon expiration or earlier termination of this Agreement, Kin Yat will support iRobot in making an orderly transition to a successor third party manufacturer during a period lasting no longer than [***] (the “Transition Period”) at the expense of iRobot. During such Transition Period, (a) Kin Yat shall provide, in a timely and professional manner, services reasonably necessary to transition the Manufacturing Services to a successor third party manufacturer; and (b) all of the terms and conditions of this Agreement shall continue to be in full force and effect, including Manufacturer’s obligations to continue providing the Manufacturing Services. In addition, Kin Yat shall provide such technical assistance to iRobot or its designated third party manufacturer, as iRobot may reasonably request in connection with such transition. At the end of such Transition Period, or upon iRobot’s earlier request, Kin Yat shall deliver to iRobot, or to iRobot’s agent all tooling, fixtures, Components, Products (including WIP), tangible embodiments of iRobot’s Proprietary Information and Technology and all documentation and materials related to the Products at the expense of iRobot.

16	Confidentiality.

16.1    Both parties acknowledge that, by reason of their relationship, they may have access to certain information and/or materials concerning the business, plans, products, services and clients (including, but not limited to, information and materials contained in technical data) and including information necessary for the Services (“Confidential Information”), which is confidential and of substantial value and which value would be impaired if such information were disclosed to third parties. The parties agree that the handling of confidential information shall be pursuant to the Non-Disclosure Agreement, which is incorporated herein by reference.
16.2 Kin Yat agrees that it will have any personnel of Kin Yat providing Services execute a written Non-Disclosure Agreement (“NDA”) substantially similar in nature and scope to and no less protective of the Company than the Non-Disclosure Agreement.

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Exchange Act - [***] denotes omissions.

16.3 Each Party represents and warrants to the other that it has adopted policies and procedures with respect to the receipt and disclosure of confidential or proprietary information, such as the Proprietary Information and Technology with its employees, agents and representatives.  Each Party represents and warrants to the other Party that it will cause each of its employees, agents and representatives to maintain and protect the confidentiality of the other Party’s Proprietary Information and Technology pursuant to the terms and conditions of the Non-Disclosure Agreement.

17	Intellectual Property Rights.

17.1    Intellectual Property – Existing by Kin Yat.

17.1.5    Except for the license rights granted to iRobot under this section 17.1.1, Kin Yat shall retain all right, title and ownership to any and all Intellectual Property – Existing by Kin Yat and all Intellectual Property Rights therein.

17.1.6    Kin Yat shall not incorporate any Intellectual Property – Existing by Kin Yat into any Products without iRobot’s prior written approval. To the extent any Intellectual Property – Existing by Kin Yat is incorporated by or on behalf of Kin Yat within or used by or on behalf of Kin Yat in connection with any Product, Kin Yat hereby grants to iRobot a non-exclusive, royalty-free, fully paid up, worldwide, perpetual, license under all of its Intellectual Property Rights in or to the Intellectual Property – Existing by Kin Yat to make, have made, sell, offer for sale, import, use, reproduce, modify, adapt, display, distribute, and make other versions of, the Product and the right to sublicense third parties (including but not limited to manufactures, system integrators, value added resellers, distributors and other resellers) for iRobot to use, sell, test, improve, support and distribute the Products and to otherwise manufacture and support discontinued Products; provided however, that no license to the Technical Manufacturing Information – KIN YAT shall be granted under this Section 17.1.2.

17.2    Kin Yat Created Intellectual Property – Created by Kin Yat.

17.2.1    Except for the license rights granted to iRobot under 17.1.1, Kin Yat shall retain all right, title and ownership to any and all Intellectual Property – Created by Kin Yat and all Intellectual Property Rights therein.

17.2.2    Kin Yat hereby grants to iRobot a non-exclusive, royalty-free, fully paid up, worldwide, perpetual, irrevocable license under all of its Intellectual Property Rights in or to the Technical Manufacturing Information – KIN YAT developed under this Agreement that is unique to the Products for iRobot’s internal use and the use by third party suppliers or manufacturers on behalf of iRobot to develop, design, improve, test and support the Products.
17.2.3    Any such unique Technical Manufacturing Information – KIN YAT will be used by Kin Yat solely for the design, development, testing and manufacturing of Products for iRobot.

17.3    iRobot Intellectual Property. iRobot shall retain all right, title and ownership to any and all iRobot Intellectual Property and all Intellectual Property Rights therein.

17.4    Newly Created Intellectual Property.

17.4.1    The Newly Created Intellectual Property constitutes “works made for hire” for iRobot, and iRobot will be considered the author and will be the owner of the Newly Created Intellectual Property and all Intellectual Property Rights therein or related thereto. If any Newly Created Intellectual Property does not qualify for treatment as “works made for hire”, or if Kin Yat retains any interest in any Newly Created Intellectual Property for any other reason, Kin Yat hereby grants, assigns and transfers, and will grant, assign and transfer, to iRobot all ownership and interest in such Newly Developed Intellectual Property, including without limitation any and all Intellectual Property Rights in and to any Newly Created Intellectual Property or that claim or cover any Newly Created Intellectual Property. Kin Yat acknowledges that all personnel performing Manufacturing Services for iRobot under this Agreement have

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Exchange Act - [***] denotes omissions.

executed appropriate agreements with Kin Yat so that Kin Yat may fulfill Kin Yat’s obligations under this Section 17. Kin Yat agrees to execute any documents of assignment or registration requested by iRobot relating to any and all Newly Created Intellectual Property. Kin Yat agrees to cooperate fully with iRobot, both during and after the engagement, with respect to the procurement, maintenance and enforcement of Intellectual Property Rights in or related to Newly Created Intellectual Property.

17.4.2    During the Term plus any period of support that may survive termination or expiration of this Agreement, Kin Yat agrees to inform iRobot of any Newly Created Intellectual Property.

17.5    Trademark Usage. Nothing in this Agreement gives either Party a right to use the other Party’s Marks or implies the grant of any license from one Party to the other to use any Marks. Notwithstanding the foregoing, and subject to the terms and conditions of this Agreement, iRobot grants to Kin Yat a limited, non-exclusive, non-transferable, non-assignable, royalty-free license during the Term to reproduce any Mark set forth on Schedule 4, or otherwise designated in writing by iRobot (“iRobot Marks”) solely for the purpose placing such Marks on Products sold to iRobot and any applicable packaging, and for no other business or non-business purposes whatsoever and no other goods or services whatsoever, in accordance with the following:

17.5.1    All reproductions of iRobot Marks must be approved in writing by iRobot and must be in accordance with iRobot’s then current Trademark Usage Guidelines (“Mark Guidelines”), a copy of which is included in Schedule 4;

17.5.2    Kin Yat may not combine any iRobot Marks with, or create a composite mark using any iRobot Mark with, a trademark of Kin Yat or any third party, or use any of the iRobot Marks or any part thereof as part of its corporate name, or use any name or mark confusingly similar to any of the iRobot Marks;

17.5.3    No other rights or licenses, except that expressed in this Section 17.5 are granted to Kin Yat in and to any iRobot Mark, whether expressly, by implication, by estoppel, or otherwise;

17.5.4    As between iRobot and Kin Yat, the iRobot Marks are and shall remain the sole and exclusive property of iRobot and Kin Yat shall not acquire any right, title or interest in or to any iRobot Mark as a result of this Agreement (other than the limited license expressly granted in this Section 17.5) and all use of the iRobot Marks by Kin Yat and all goodwill generated thereby shall inure solely to the benefit of iRobot;

17.5.5    Kin Yat admits the validity of, and agrees not to challenge the iRobot Marks;

17.5.6    If any application for registration is or has been filed in any country by Kin Yat which relates to any name or mark which, in the sole opinion of iRobot, is confusingly similar, deceptive or misleading with respect to any of the iRobot Marks, Kin Yat shall immediately abandon any such application or registration or at iRobot’s sole discretion, assign it to iRobot, and reimburse iRobot for all costs and expenses of any opposition, cancellation or related legal proceedings, including attorney’s fees, instigated by iRobot or its authorized representative, in connection with any such registration or application; and

17.5.7    Upon any notice from iRobot that Kin Yat’s use of the iRobot’s Marks fails to conform with the Mark Guidelines, or any other provision of this Section 17.5, Kin Yat shall cease use of the iRobot Marks, until such failure has been corrected to the satisfaction of iRobot.

17.6    Kin Yat Marks. Kin Yat agrees and warrants that it will not use any Kin Yat or third party Mark (excluding authorized Marks of the iRobot) on any Product, packaging materials or documentation without iRobot’s prior written authorization.

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Exchange Act - [***] denotes omissions.

17.7    Grant of License to iRobot Intellectual Property. In addition to Clause 17.5, iRobot hereby grants to Kin Yat a limited, non-exclusive, non-transferable, non-assignable, non-sublicensable and royalty-free right and license to use iRobot Intellectual Property, Proprietary Information and Technology and specifications solely for the purpose of performing its obligations under this Agreement, including manufacturing Products pursuant to this Agreement and supplying such Products only to iRobot. Such limited right and license shall extend to no other materials or for any other purpose and shall terminate automatically upon expiration or termination of the relevant Purchase Order or this Agreement for any reason.

18Manufacturing Services for Competitive Products. In order to protect the iRobot’s Proprietary Information and Technology, during the Term of this Agreement and for a period of [***] following the termination of this Agreement for any reason, Kin Yat will not, without the iRobot’s express written consent, engage in any design, development, manufacturing, testing, configuring, assembling, packaging, shipping and/or selling of any product that is or is intended to be, directly or indirectly competitive with any of the Products, including, without limitation, any robotic floor care product.

19Indemnification.

19.1    Kin Yat’s Indemnity Obligations. Kin Yat shall indemnify, defend and hold iRobot and its employees, Subsidiaries, Affiliates, successors and assigns (“iRobot Indemnified Parties”) harmless from and against any and all losses, liabilities, damages (including consequential, special and/or punitive damages), claims, expenses, suits, recoveries, judgments and fines (including reasonable attorneys’ fees and expenses) (collectively “Losses”) that may be incurred by any iRobot Indemnified Party arising out of (a) any damage to property or injury or death occurring to any person arising out of any failure by Kin Yat to provide Product in conformance with the Specifications; (b) any injury to person or property or death occurring to any Kin Yat employees, subcontractors, agents or any other individuals on Kin Yat’s premises, except to the extent such injury to person or property or death was caused by the presence of iRobot’s employees or agents on Kin Yat’s premises; (c) any claim, action or proceeding brought by any governmental authority arising out of or resulting from the Manufacturing Services for Product that does not conform to the Specifications; (d) any breach by Kin Yat of any of its respective obligations, representations or warranties under this Agreement, including a breach which results in a recall of Product as contemplated under Section 4; (e) any other grossly negligent or willful act or omission on the part of Kin Yat; (f) the operation, ownership or control of the facilities of Kin Yat, its Affiliates or its subcontractors or the manufacturing, generation, processing, storage, transportation, distribution, treatment, disposal or other handling of the Products or materials used in the manufacture and packaging of the Products, or associated by-product, raw materials, intermediates, wastes, hazardous materials, emissions, releases, spills, leaks or discharges, or returned Products, Kin Yat, Affiliates of Kin Yat, or subcontractors of Kin Yat or its Affiliates, or their officers, directors, employees, agents or contractors; (g) any claim relating to the infringement of patent or other intellectual property rights relating to the manufacturing process employed by Kin Yat in performing the Manufacturing Services for Products or that Kin Yat asserts as owning in connection with the manufacturing of the Product or (h) violation of any applicable law, regulation, or rule in connection with the Manufacturing Services for Products hereunder, provided that the indemnity under this Section 19.1 shall not apply if any Loss is caused by (1) Kin Yat’s use of materials, trademarks and symbols supplied by iRobot, Kin Yat’s reliance upon the Specifications, iRobot Intellectual Property, iRobot’s Proprietary Information and Technology and/or the Packaging and Shipping Specifications in accordance with the terms of this Agreement, or (2) defects in design or product liability caused by iRobot or its agents, or (3) the gross negligence or willful misconduct of iRobot.

19.2    iRobot’s Indemnity Obligations. Except to the extent subject to Kin Yat’s indemnification of iRobot as provided in Section 19.1, iRobot shall indemnify, defend and hold Kin Yat and its employees, Subsidiaries, Affiliates, successors and assigns (“Kin Yat Indemnified Parties”) harmless from and against any and all Losses, arising from any third party claims asserted against any Kin Yat Indemnified Party, to the extent based on any of the following: (a) making, using or selling the Product, proper and authorized use of the Specifications, iRobot Intellectual Property, Packaging and Shipping Specifications, Proprietary Information and Technology of iRobot, any Product, or any

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Exchange Act - [***] denotes omissions.

information, technology and processes supplied and/or approved by iRobot or otherwise required by iRobot of Kin Yat, in connection with Kin Yat’s performance of its obligations under this Agreement; (b) any recall or actual noncompliance with Materials Declaration Requirements; (c) that Kin Yat’s use of any item in subsection (a) in connection with performing its obligations under this Agreement infringes any patent, copyright or other intellectual property right of a third party, (d) performance of the Manufacturing Services in accordance with the Product Specifications, and (e) any other grossly negligent or willful act or omission on the part of iRobot.

19.3    Indemnification Procedures. Any Person that may be entitled to indemnification under this Agreement shall give the other Party prompt notice of any claim and cooperate with the indemnifying Party at its expense. The Indemnifying party shall have the right to assume the defense (at its own expense) of any such claim through counsel of its own choosing by so notifying the Party seeking indemnification within [***] of the first receipt of such notice. The Party seeking indemnification shall have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the Indemnifying party. The Indemnifying party shall not, without the prior written consent of the indemnified party, agree to the settlement, compromise or discharge claim.

20Relationship of Parties. Kin Yat shall perform its obligations hereunder as an independent contractor. Nothing contained herein shall be construed to imply a partnership or joint venture relationship between the Parties. The Parties shall not be entitled to create any obligations on behalf of the other Party, except as expressly contemplated by this Agreement. The Parties will not enter into any contracts with third parties in the name of the other Party without the prior written consent of the other Party.

21Insurance. During the Term and at all times that Kin Yat performs work for iRobot, Kin Yat will maintain in full force and effect, at Kin Yat’s own expense, for the benefit of both Kin Yat and iRobot, insurance coverage to include:

21.1 Kin Yat shall maintain for the term of this Agreement, at its own expense: a comprehensive or commercial general liability policy including contractual liability products/completed operation and broad form property damage coverage, affording protection on an occurrence basis for claims arising out of bodily injury, death, and property damage, and having limits of not less than; a combined single limit of $[***] per occurrence with a $[***] aggregate limit of liability and (ii) Worker’s Compensation insurance as required by the laws of the state, province, country or similar authority(ies) where the services will be performed (iii) Commercial Automobile Liability Insurance - bodily injury and property damage combined single limit of RMB[***]. Such comprehensive or commercial general liability policy insurance shall name iRobot as an additional insured and may not be canceled or changed without at least [***] prior written notice to iRobot. Prior to the commencement of Services, Kin Yat shall provide a certificate of insurance to iRobot evidencing these requirements and shall provide updated certificates as applicable. Kin Yat shall also be liable to maintain, at its sole expense, travel insurance coverage and any legally mandated health insurance.

21.2 Additional Requirements. All deductibles on policies providing coverage will be paid by Kin Yat. In the event Kin Yat is self-insured for matters described above, Kin Yat agrees to respond to any claims or losses made against or incurred by iRobot in the same fashion as if insurance had been purchased. In no event will the coverage or limits of any insurance required under this Section 21, or the lack or unavailability of any other insurance, be deemed to limit or diminish either Party’s obligations or liability to the other Party under this Agreement, including but not limited to, each Party’s indemnification obligations as set forth in Section 19. Kin Yat will obtain the necessary insurance within [***] of the Effective Date.

22	Business Continuity Plan.

22.1    Risk Management and Continuity Plans. Kin Yat will develop and keep current a formal business continuity plan detailing Kin Yat’s plans, procedures and designated resources for timely response to and recovery from potential civil, natural, and physical plant disasters that could reasonably be expected to disrupt production and delivery to iRobot (“Business Continuity Plan”). Upon request, Kin Yat will make such plan available to iRobot or its designated representative for review.

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Exchange Act - [***] denotes omissions.

22.2    Notification. Kin Yat agrees to notify iRobot as soon as possible in the event of a crisis that disrupts manufacturing or delivery of Products. Unless authorized in advance in writing by iRobot, Kin Yat will not refer to iRobot in public and media communications about the crisis and subsequent recovery.

22.3    Loss Control. Kin Yat will be responsible for maintaining its facilities and operations in accordance with applicable fire protection and loss control laws, regulations and industry standards.

23Publicity. Without the written consent of the other Party, neither Party shall refer to this Agreement in any publicity or advertising or disclose to any third party any of the terms of this Agreement. Notwithstanding the foregoing, neither Party will be prevented from, at any time, furnishing any information to any governmental or regulatory authority, including the United States Securities and Exchange Commission or any other foreign stock exchange regulatory authority, that it is by law, regulation, rule or other legal process obligated to disclose, so long as the other Party is given advance written notice of such disclosure pursuant to Section 2.4 of the Non-Disclosure Agreement. In addition, a Party may disclose the existence of this Agreement and its terms to its attorneys and accountants, suppliers, customers and others only to the extent necessary to perform its obligations and enforce its rights hereunder, and to existing and prospective investors and/or acquirers that are contemplating a potential investment in or acquisition of such Party, provided, however, that any and all such suppliers, customers, investors, acquirers and advisers are bound by agreements or, in the case of professional advisers, ethical duties, to treat, hold and maintain such information in accordance with the terms and conditions of the Non-Disclosure Agreement.

24Force Majeure.

24.1    Subject to Section 24.2.2 below, neither Party shall be liable for any failure or delay in the performance of its obligations under this Agreement to the extent such failure or delay is due to causes beyond such party’s reasonable control, including but not limited to, acts of God, acts of civil or military authority, legal restrictions, fires, explosion, embargo, mobilization, riot, epidemics, and to the extent the following are on a national basis, strikes, industrial disturbances, shortage of material, electricity, oil or transport, or restriction in the use of power. Events set forth above are referred to individually and collectively as “Force Majeure Events.” The Parties expressly acknowledge that Force Majeure Events do not include vandalism, or the non-performance of third parties or subcontractors relied on for the delivery of the Manufacturing Services, unless such failure or non-performance by a third party or subcontractor is itself caused by a Force Majeure Event, as defined above. Upon the occurrence of a Force Majeure Event, the non-performing Party shall be excused from any further performance or observance of the affected obligation(s) for as long as such circumstances prevail, and such Party continues to attempt to recommence performance or observance to the greatest extent possible without delay.

24.2    Notwithstanding any other provision of this Section 24, a Force Majeure Event shall obligate and require Kin Yat to commence and successfully implement all of the Manufacturing Services relating to disaster recovery set forth in its Business Continuity Plan within the time period described therein. If a Force Majeure Event causes a material failure or delay in the performance of any Manufacturing Services for more than [***] consecutive days, iRobot may, at its option, and in addition to any other rights iRobot may have, procure such Manufacturing Services from an alternate source until Kin Yat is again able to provide such Manufacturing Services. iRobot shall continue to pay Kin Yat the charges due and payable hereunder during such period, but Kin Yat shall not be entitled to any additional payments as a result of the Force Majeure Event. If a Force Majeure Event causes a material failure or delay in the performance of any Manufacturing Services under this Agreement for more than [***] consecutive days, iRobot may, at its option, and in addition to any other rights iRobot may have, immediately terminate this Agreement without liability to Kin Yat.

25Miscellaneous.

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Exchange Act - [***] denotes omissions.

25.1    Notices. All notices, demands and other communications made hereunder shall be in writing and shall be given either by personal delivery, by nationally recognized overnight courier (with charges prepaid), by facsimile or EDI (with telephone confirmation) addressed to the respective Parties at the following addresses:

Notice to Kin Yat:	Kin Yat Industrial Company Limited 7th Floor Galaxy Factory Building 25-27 Luk Hop Street San Po Kong, Kowloon Hong Kong Facsimile: (852) 2351 1867 Attn: Mr. Vincent Fung

with a copy to:	Kin Yat Holdings Limited 25-27 Luk Hop Street San Po Kong, Kowloon Hong Kong Facsimile: (852) 2351 1867 Attn: General Counsel

Notice to iRobot:	iRobot Corporation 8 Crosby Drive Bedford, MA 01730 Facsimile: (781) 430-3001 Attn: General Counsel

25.2    Expenses and Costs. Each Party shall pay their own expenses in connection with the negotiation of this Agreement. All fees and expenses incurred in connection with the resolution of Disputes shall be allocated as further provided in Section 25.15 below.

25.3    Amendment. No course of dealing between the Parties hereto shall be effective to amend, modify, or change any provision of this Agreement. This Agreement may not be amended, modified, or changed in any respect except by an agreement in writing signed by the Party against whom such change is to be enforced. The Parties may, subject to the provisions of this Section 25.3, from time to time, enter into supplemental written agreements for the purpose of adding any provisions to this Agreement or changing in any manner the rights and obligations of the Parties under this Agreement or any Schedule hereto. Any such supplemental written agreement executed by the Parties shall be binding upon the Parties.

25.4    Partial Invalidity. Whenever possible, each provision of this Agreement shall be interpreted in such a way as to be effective and valid under applicable law. If a provision is prohibited by or invalid under applicable law, it shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

25.5    Monies. All references to monies in this Agreement shall be deemed to mean lawful monies of the United States of America.

25.6    Entire Agreement. This Agreement, the Schedules and any addenda attached hereto or referenced herein, constitute the complete and exclusive statement of the agreement of the Parties with respect to the subject matter of this Agreement, and replace and supersede all prior agreements and negotiations by and between the Parties. Each Party acknowledges and agrees that no agreements, representations, warranties or collateral promises or inducements have been made by any Party to this Agreement except as expressly set forth herein or in the Schedules and any addenda

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Exchange Act - [***] denotes omissions.

attached hereto or referenced herein, and that it has not relied upon any other agreement or document, or any verbal statement or act in executing this Agreement. These acknowledgments and agreements are contractual and not mere recitals. In the event of any inconsistency between the provisions of this Agreement and any Schedule and any addenda attached hereto or referenced herein, the provisions of this Agreement shall prevail unless expressly stipulated otherwise, in writing executed by the Parties. Pre-printed language on each Party’s forms, including purchase orders, that conflict with the terms and conditions of this Agreement, are shall not constitute part of this Agreement and shall be deemed unenforceable.

25.7    Binding Effect. This Agreement shall be binding on the Parties and their successors and assigns; provided, however, that Kin Yat shall not assign, delegate or transfer, in whole or in part, this Agreement or any of its rights or obligations arising hereunder, without the prior written consent of iRobot.  Any purported assignment without such consent shall be null and void.

25.8    Anti-Corruption Laws.  Kin Yat represents that it has a copy of, and is familiar with, the United States Foreign Corrupt Practices Act, 15 U.S.C. §78dd-2 (the “FCPA”), and the purposes of the FCPA, including the FCPA’s prohibition of the payment or the gift of any item of value, either directly or indirectly, by or on behalf of a company organized under the laws of the United States of America or any of its states to an official, employee, or officer of, or person acting in an official capacity for, a government or international organization for the purpose of influencing any action or decision, or inducing him to use his influence with the government or organization in a manner contrary to his position or creating an improper advantage to assist a company in obtaining or retaining business for, with, or in that country or organization or directing business to any person.  Kin Yat represents and warrants that it will take no action that would constitute a violation of the FCPA or any law.  Moreover, Kin Yat represents and warrants that no government official is a principal, owner, officer, employee or agent of any entity in which Kin Yat has an interest, and no government official has any material financial interest in the business of Kin Yat.  Further, Kin Yat represents and warrants that Kin Yat and its Affiliates do and shall comply with all applicable legal requirements and iRobot’s policies against corrupt business practices, against money laundering and against facilitating or supporting persons who conspire to commit crimes or acts of terror against any person or government.  Kin Yat agrees that it will notify iRobot in writing immediately of the occurrence of any event, which renders the foregoing representations and warranties of this paragraph incorrect.

25.9    Child/Forced Prison Labor Laws. Kin Yat, by signing this agreement, represents and warrants that it and its subcontractors/suppliers will comply with all applicable local government regulations regarding minimum wage, living conditions, overtime, working conditions, child labor laws and the applicable labor and environmental laws. Kin Yat further represents and warrants that it and its subcontractors/suppliers do not use any form of forced prison labor and/or child labor under the age of 15 or the minimum age required by local government, whichever is older.

25.10    Waiver. Waiver by either Party of any breach of any provision of this Agreement shall not be considered as or constitute a continuing waiver or a waiver of any other breach of the same or any other provision of this Agreement.

25.11    Captions. The captions contained in this Agreement are inserted only as a matter of convenience or reference and in no way define, limit, extend or describe the scope of this Agreement or the intent of any of its provisions.

25.12    Construction. Since both Parties have engaged in the drafting of this Agreement, no presumption of construction against any Party shall apply.

25.13    Section References. All references to Sections or Schedules shall be deemed to be references to Sections of this Agreement and Schedules attached to this Agreement, except to the extent that any such reference specifically refers to another document. All references to Sections shall be deemed to also refer to all subsections of such Sections, if any.

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Exchange Act - [***] denotes omissions.

25.14    Business Day. If any time period set forth in this Agreement expires upon a Saturday, Sunday or U.S. national, legal or bank holiday, such period shall be extended to and through the next succeeding business day.

25.15    Dispute Resolution.

25.15.1     Kin Yat and iRobot mutually agree to the settlement by arbitration of all claims or controversies each party may have against the other relating in any manner whatsoever to this Agreement or its terms. Except for the right to obtain provisional remedies or interim relief, which right is preserved without any waiver of the right to arbitration, arbitration under this Agreement shall be the exclusive remedy for all such arbitrable claims. Kin Yat and iRobot also agree that arbitration shall be held in Boston, Massachusetts if such arbitration is sought by Kin Yat and in Hong Kong if such arbitration is sought by iRobot, and shall be in accordance with the Commercial Arbitration Rules of the American Arbitration Association (“AAA”), and judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. The arbitrator(s) shall have the authority to award or grant both legal, equitable and declaratory relief. Such arbitration shall be final and binding on the parties.

25.15.2 Kin Yat and iRobot agree that in the event that any action, either civil or arbitral is brought to enforce this Agreement by either Kin Yat or iRobot, the prevailing party shall be entitled to an award of all reasonable attorneys’ fees and legal costs, in addition to other relief.

25.15.3 The Parties agree that the existence, conduct and content of any negotiation or arbitration pursuant to this Section 25.15 shall be kept confidential and no Party shall disclose to any Person any information about such negotiation or arbitration, except as set forth in Section 16 or 23.

25.15.4 IN THE EVENT OF ANY DISPUTE BETWEEN THE PARTIES, WHETHER IT RESULTS IN PROCEEDINGS IN ANY COURT IN ANY JURISDICTION OR IN ARBITRATION, THE PARTIES HEREBY KNOWINGLY AND VOLUNTARILY, AND HAVING HAD AN OPPORTUNITY TO CONSULT WITH COUNSEL, WAIVE ALL RIGHTS TO TRIAL BY JURY, AND AGREE THAT ANY AND ALL MATTERS SHALL BE DECIDED BY A JUDGE OR ARBITRATOR WITHOUT A JURY TO THE FULLEST EXTENT PERMISSIBLE UNDER APPLICABLE LAW.

25.15.5 Notwithstanding anything contained in this Section 25.15 to the contrary, in the event that either Party is seeking temporary or preliminary injunctive relief, including any action for equitable relief, such Party may proceed in the Massachusetts Courts without prior negotiation or arbitration for the limited purpose of avoiding immediate and irreparable harm.

25.16     Insider Trading. Kin Yat will not, and will cause its Affiliates and Subsidiaries to not, transact in any securities of iRobot based on the manufacture of any Product under this Agreement or any Proprietary Information and Technology of the iRobot or from communicating any such information to any other Person in connection with the trading of such securities.
25.17     Other Documents. The Parties shall take all such actions and execute all such documents that may be necessary to carry out the purposes of this Agreement, whether or not specifically provided for in this Agreement.
25.18     Counterparts. This Agreement may be executed by facsimile and delivered in one or more counterparts, each of which shall be deemed to be an original and all of which, taken together, shall be deemed to be one agreement.
25.19     Even-Handed Construction. The terms and conditions as set forth in this Agreement have been arrived at by sophisticated parties with equal bargaining power, each having an opportunity to consult with counsel, after mutual negotiation, and it is the intention of the Parties that its terms and conditions not be construed against any Party merely because it was prepared by one of the Parties.

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Exchange Act - [***] denotes omissions.

25.20     Governing Law and Jurisdiction. All disputes, claims or controversies arising out of this Agreement, or the interpretation, negotiation, validity or performance of this Agreement, or the transactions contemplated hereby shall be governed by the laws of the State of New York, without application of conflicts of law principles. The provisions of the United Nations Convention on Contracts for the International Sale of Goods shall not apply to this Agreement.

REMAINDER OF PAGE INTENTIONALLY LEFT BLANK

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Exchange Act - [***] denotes omissions.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives.

IROBOT CORPORATION		KIN YAT INDUSTRIAL COMPANY LIMITED

By:	/s/ Alison Dean	By:	/s/ Vincent Fung
	Signature		Signature

Name:	Alison Dean	Name:	Vincent Fung
	(Print)		(Print)

Title:	CFO	Title:	Director

Date:	1/22/14 *	Date:	Feb.10.2014
* agreed to be effective as of 9/23/13

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Exchange Act - [***] denotes omissions.

SCHEDULE 1
TO MANUFACTURING SERVICES AGREEMENT
BETWEEN Kin Yat AND iRobot

STATEMENT OF WORK

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Exchange Act - [***] denotes omissions.

SCHEDULE 2
TO MANUFACTURING SERVICES AGREEMENT
BETWEEN Kin Yat AND iRobot

FEE AND PRICE (FINAL QUOTE)

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Exchange Act - [***] denotes omissions.

SCHEDULE 3
TO MANUFACTURING SERVICES AGREEMENT
BETWEEN Kin Yat AND iRobot

QUALITY AND TEST PROCEDURES

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Exchange Act - [***] denotes omissions.

SCHEDULE 4
TO MANUFACTURING SERVICES AGREEMENT
BETWEEN Kin Yat AND iRobot

NON-DISCLOSURE AGREEMENT

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Exchange Act - [***] denotes omissions.

SCHEDULE 5
TO MANUFACTURING SERVICES AGREEMENT
BETWEEN Kin Yat AND iRobot

TRADEMARK USAGE GUIDELINES

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Exchange Act - [***] denotes omissions.

SCHEDULE 6
TO MANUFACTURING SERVICES AGREEMENT
BETWEEN Kin Yat AND IROBOT

IROBOT QUARTER END

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Exchange Act - [***] denotes omissions.

Amendment # 1 to Manufacturing Services Agreement Between: iRobot Corporation and Kin Yat Industrial Co. Ltd
PARTIES

(1)	iRobot Corporation, a Delaware corporation with its principal place of business at 8 Crosby Drive, Bedford, Massachusetts, 01730, USA ("Buyer").

(2)
Kin Yat Industrial Co. Ltd., a Hong Kong Company having its place of business at 7/F Galaxy Factory Building, 25-27 Luk Hop Steet, San Po Kong, Kowloon, Hong Kong (hereinafter referred to as ("Seller")

WHEREAS, the Parties executed the Manufacturing Services Agreement dated 23rd September, 2013 (the "Agreement").

WHEREAS, pursuant to clause 25.3 of the Agreement, the Parties wish to amend the Agreement;
For good and valuable consideration, Effective as of (6 August 2014), the following amendments are hereby agreed:
Clause 7.3 will be replaced in its entirety with the following:

Disputed Invoices. If a Kin Yat invoice does not meet the invoicing requirements of this Agreement, or iRobot in good faith disputes any invoiced charges, iRobot will notify Kin Yat of the disputed items in writing on or before the payment due date and may withhold payment of the disputed charges pending resolution of the dispute. With the exclusion of events beyond Kin Yat's control, such as quality related issues, late delivery or short shipment, any lack of timely payment by Kin Yat to any Supplier listed in Schedule 7, attached, will result in a deduction of the identical amount to any outstanding receivable of Kin Yat under this agreement.

If any conflict or inconsistency occurs between this Amendment and the Agreement, the provisions of this Amendment shall prevail. The remainder of the Agreement shall remain in full force and effect, unamended.

Signed by a duly authorised director or officer for and on behalf of iRobot Corporation
Print full name:	Oscar Zamorano	Signature:
Position:	SVP Operations & Supply Chain	/s/ Oscar Zamorano

Signed by a duly authorised director or officer for and on behalf of Kin Yat Industrial Co. Ltd
Print full name:	Vincent Fung	Signature:
Position:	Executive Director	/s/ Vincent Fung

SCHEDULE 7
TO MANUFACTURING SERVICES AGREEMENT
BETWEEN KIN YAT AND IROBOT

SUPPLIERS

JABIL CIRCUIT, INC.

Amendment #2 to Master Supplier Agreement Between:
iRobot Corporation and Kin Yat Industrial Company, Ltd.

Parties

iRobot Corporation, a Delaware corporation with its principal place of business at 8 Crosby Drive, Bedford Massachusetts, 01730, USA ("iRobot")

Kin Yat Industrial Company, Ltd., a Hong Kong corporation, having its principal place of business at 7/F., Galaxy Factory Building, 25-27 Luk Hop Street, San Po Kong, Kowloon, Hong Kong.

WHEREAS, the Parties executed the Master Supplier Agreement dated September 23, 2013 (“the Agreement”).

WHEREAS, pursuant to Section 25.3 of the Agreement, the Parties wish to amend the Agreement as follows:

For good and valuable consideration, Effective as of June 1, 2015, the following amendments are hereby agreed:

Section 3.6.1 in the Agreement will be replaced in its entirety with the following:

3.6.1 Kin Yat will use Commercially Reasonable Efforts to procure Assigned Components from the applicable designated supplier per iRobot’s AVL and Generic Components per iRobot’s BOM, where applicable, and otherwise from suppliers chosen by Kin Yat and approved by iRobot, in amounts necessary to fulfill Purchase Orders and to procure under Material Authorizations. Kin Yat will be responsible for adherence to the Product Specifications in the assembly and manufacturing process. iRobot will be responsible for managing the pipeline of iRobot controlled Consigned Components. Kin Yat will be responsible for managing the pipeline of all Assigned Components, Generic Components, and any Consigned Components controlled by Kin Yat to the extent empowered by Company through its Material Authorizations and Purchase Orders. Company authorizes Kin Yat to procure Generic Components and Assigned Components necessary, without a Purchase Order from agreed upon distributors/suppliers, by issuing a written authorization to purchase such Components (“Material Authorization”), to meet specific Forecast or Purchase Order demand as well as any coverage which may be needed for NCNR and Long-Lead Components. In the event of schedule changes, Kin Yat will use Commercially Reasonable Efforts to cancel all applicable material and parts inventory through return for credit programs or allocate such materials and parts for other customer orders. iRobot retains all liability for materials and parts Kin Yat cannot return or reuse elsewhere after Commercially Reasonable Efforts to mitigate such liability, if those materials were ordered by Kin Yat acting on iRobot’s Material Authorization or Purchase Order. Kin Yat’s obligation to exercise Commercially Reasonable Efforts to return/reuse any materials shall extend to all Components regardless of classification, except for non-cancel/nonreturnable (NCNR) Components.

If any conflict or inconsistency occurs between the Amendment and the Master Supplier Agreement, the provisions of this Amendment shall prevail. The remainder of the Master Supplier Agreement shall remain in full force and effect, unamended.

Signed by a duly authorised director or officer for and on behalf of iRobot Corporation
Print full name:	Oscar Zamorano	Signature:
Position:	SVP Operations & Supply Chain	/s/ Oscar Zamorano
Date:

Signed by a duly authorised director or officer for and on behalf of Kin Yat Industrial Co. Ltd
Print full name:	Vincent Fung	Signature:
Position:	Director	/s/ Vincent Fung
Date:	July 6, 2015

Amendment #3 to Manufacturing Services Agreement Between:
iRobot Corporation and Kin Yat Industrial Company Ltd.

Parties

(1)	iRobot Corporation, a Delaware corporation with its principal place of business at 8 Crosby Drive, Bedford Massachusetts, 01730, USA ("iRobot")

(2)	Kin Yat Industrial Company Ltd., a Hong Kong corporation, having its principal place of business at 7/F., Galaxy Factory Building, 25-27 Luk Hop Street, San Po Kong, Kowloon, Hong Kong

WHEREAS, the Parties executed the Manufacturing Services Agreement dated September 23, 2013 (the "Agreement").

WHEREAS, pursuant to section 25.3 of the Agreement, the Parties wish to amend the Agreement and update the Parties to the Agreement as follows:

Parties: The name of iRobot Corporation shall remain iRobot Corporation ("iRobot"). iRobot is a Delaware corporation having its principal office in 8 Crosby Drive Bedford MA. The name of Kin Yat Industrial Company Ltd. is hereby changed to Kin Yat (HK) Holdings Limited ("Kin Yat"), including but not limited to its subsidiaries Kin Yat Industrial Company Limited and Kin Yat (Guizhou) Robot Company Limited. Kin Yat's principal office is located at 7/F., Galaxy Factory Building, 25-27 Luk Hop Street, San Po Kong, Kowloon, Hong Kong.

All references to "iRobot" in Sections 3, 4.10, 4.12, 5, 7, 11, and 12 will also include Guangzhou iRobot Robot Technology Consulting Company Limited ("Guangzhou iRobot"). For avoidance of doubt, Guangzhou iRobot shall have the right and ability to purchase Product from Kin Yat, Kin Yat (Guizhou) Robot Company Limited, and from any Subsidiary of Kin Yat, issue Purchase Orders for Product under this Agreement, and enforce all related rights as if it were iRobot. Kin Yat agrees to indemnify, defend and hold harmless iRobot and its subsidiaries in accordance with the provisions under Section 19 of the Agreement. iRobot as the holding company of Guangzhou iRobot hereby unconditionally and irrevocably guarantees the due and punctual performance and observance by Guangzhou iRobot of all of its obligations, and shall assume all liabilities of Guangzhou iRobot in accordance with the provisions of the Agreement set forth above. Kin Yat hereby unconditionally and irrevocably guarantees the due and punctual performance and observance by its subsidiaries of all their obligations, and shall assume all liabilities of its subsidiaries, in accordance with the provisions of the Agreement with respect to its provision of manufacturing services and Additional Services under the Agreement.

If any conflict or inconsistency occurs between the Amendment and the Manufacturing Services Agreement, the provisions of this Amendment shall prevail. The remainder of the Manufacturing Services Agreement shall remain in full force and effect, unamended.

All parties below acknowledge and confirm the terms and conditions of the Agreement and this Amendment and agree to be bound by the terms and conditions of this Amendment.

Signed by a duly authorised director or officer for and on behalf of iRobot Corporation
Print full name:	Oscar Zamorano	Signature:
Position:	SVP Operations & Supply Chain	/s/ Oscar Zamorano
Date:	Oct. 24, 2016

Signed by a duly authorised director or officer for and on behalf of Guangzhou iRobot Robot Technology Consulting Company Limited
Print full name:	Philip Li	Signature:
Position:	General Manager of Far East	/s/ Philip Li
Date:	Oct. 24, 2016

Signed by a duly authorised director or officer for and on behalf of Kin Yat Industrial Company Ltd.
Print full name:	FUNG Wah Cheong, Vincent	Signature:
Position:	Director	/s/ Vincent Fung
Date:	Oct. 20, 2016

Signed by a duly authorised director or officer for and on behalf of Kin Yat (HK) Holdings Limited
Print full name:	FUNG Wah Cheong, Vincent	Signature:
Position:	Director	/s/ Vincent Fung
Date:	Oct. 20, 2016

Amendment #4 to Manufacturing Services Agreement Between: iRobot Corporation and
Kin Yat Industrial Company, Limited n/k/a Kin Yat (HK) Holdings Limited

Parties:

(1)	iRobot Corporation, a Delaware corporation with its principal place of business at 8 Crosby Drive, Bedford Massachusetts, 01730, USA ("iRobot")

(2)
Kin Yat (HK) Holdings Limited, including but not limited to its subsidiaries Kin Yat Industrial Company Limited and Kin Yat (Guizhou) Robot Company limited ("Kin Yat"), a Hong Kong corporation, having its principal place of business at 7/F., Galaxy Factory Building, 25-27 Luk Hop Street, San Po Kong, Kowloon, Hong Kong

WHEREAS, the Parties executed the Manufacturing Services Agreement dated September 23, 2013 as amendment by Amendment No. 1 dated August 6, 2014 and as amended by Amendment No. 2 dated June 1, 2015 and as amended by Amendment No. 3 dated October 20, 2016 (the "Agreement").

WHEREAS, for good and valuable consideration, the Parties hereby acknowledge and agree effective as of March 24, 2017, that pursuant to section 25.3 of the Agreement, the Parties wish to amend the Agreement as follows:

Replace Section 7 Delivery. Risk of Loss and Payment Terms as follows:

7 Delivery, Risk of Loss and Payment Terms. For purposes of this Agreement terms of sale for Product shipments shall be:

For export shipments title and risk of loss for Product will pass to iRobot (or to iRobot's designee invoiced by Kin Yat) FCA Port of Origin (per Intercoms 2010). For any shipments where Kin Yat acts as an agent in completing the Shipper's Export Declaration and managing iRobot's exports on behalf of iRobot, where iRobot is the exporter of record (Principal Party in Interest - PPI), iRobot hereby grants Kin Yat a limited Power of Attorney to act on its behalf in managing its exports.

For domestic (mainland China) shipments, ownership of Product, delivery cost, and guarantee rests with Kin Yat until delivery at iRobot's distributor's assigned warehouse. Delivery for domestic shipments is DAP-iRobot distributor assigned warehouses. Said iRobot distributor assigned warehouse will be outlined on each individual P.O. issued. Once Product is delivered to iRobot's distributor's assigned warehouse, ownership of Product, delivery cost, and guarantee all transfer to iRobot's distributor.

For clarity, sections 7.1- 7.4 remain as written.

If any conflict or inconsistency occurs between this Amendment and the Manufacturing Services Agreement, the provisions of this Amendment shall prevail. The remainder of the Manufacturing Services Agreement shall remain in full force and effect, unamended.

All parties below acknowledge and confirm the terms and conditions of the Agreement and this

Amendment and agree to be bound by the terms and conditions of this Amendment.

Signed by a duly authorised director or officer for and on behalf of iRobot Corporation
Print full name:	Oscar Zamorano	Signature:
Position:	SVP Operations & Supply Chain	/s/ Oscar Zamarano
Date:	March 23, 2017

Signed by a duly authorised director or officer for and on behalf of Kin Yat (HK) Holdings Limited
Print full name:	Vincent Fung	Signature:
Position:	Director	/s/ Vincent Fung
Date:	March 23, 2017